UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

INTERDIGITAL, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION DATED APRIL 20, 2026

InterDigital, Inc.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 10, 2026

TO THE SHAREHOLDERS OF INTERDIGITAL, INC.:
We are pleased to invite you to attend our 2026 annual meeting of shareholders, which will be held on Wednesday, June 10, 2026, at 2:00 PM Eastern Time. This year’s annual meeting will be held as a virtual meeting. You will be able to attend and participate in the annual meeting online via a live webcast by visiting www.virtualshareholdermeeting.com/IDCC2026. In addition to voting by submitting your proxy prior to the annual meeting, you also will be able to vote your shares electronically during the annual meeting. Further details regarding the virtual meeting are included in the accompanying proxy statement. At the annual meeting, the holders of our outstanding common stock will act on the following matters:
1.Election of the eight director nominees named in the proxy statement, each for a term of one year;
2.Approval of an amendment to the company's bylaws to allow for officer exculpation as permitted by Pennsylvania law;
3.Advisory resolution to approve executive compensation;
4.Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026; and
5.Such other business as may properly come before the annual meeting.
We are pleased to be using the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders primarily over the Internet. We believe that this process expedites shareholders’ receipt of the proxy materials, lowers the costs of the annual meeting and helps to conserve natural resources. We also believe that hosting a virtual meeting enables participation by more of our shareholders in our annual meeting while lowering the cost of conducting the meeting. Shareholders attending the virtual meeting will be afforded substantially the same rights and opportunities to participate as they would at an in-person meeting. On or about                      , 2026, we began mailing our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2026 proxy statement and 2025 annual report, and how to vote online. The Notice also includes instructions on how to request a paper copy of the proxy materials, including the notice of annual meeting, 2026 proxy statement, 2025 annual report and proxy card.
All holders of record of shares of our common stock (Nasdaq: IDCC) at the close of business on April 15, 2026 are entitled to vote at the annual meeting and at any postponements or adjournments of the annual meeting. Your vote is important. Regardless of whether you plan to attend the annual meeting, please cast your vote as instructed in the Notice as promptly as possible. Alternatively, if you wish to receive paper copies of your proxy materials, including the proxy card, please follow the instructions in the Notice. Once you receive paper copies of your proxy materials, please complete, sign, date and promptly return the proxy card in the postage-prepaid return envelope provided, or follow the instructions set forth on the proxy card to vote your shares over the Internet or by telephone. Your prompt response is necessary to ensure that your shares are represented at the annual meeting. Voting by Internet, telephone or mail will not affect your right to vote at the annual meeting if you decide to attend the virtual meeting through www.virtualshareholdermeeting.com/IDCC2026. If you are a shareholder who holds stock in a brokerage account (a “street name” holder), you will receive instructions from the holder of record, which you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting.
IF YOU PLAN TO ATTEND THE ANNUAL MEETING:
The annual meeting will be held as a virtual meeting and begin promptly at 2:00 PM Eastern Time. In order to attend and participate in the annual meeting, you will need to visit www.virtualshareholdermeeting.com/IDCC2026 and follow the instructions that are included in the Notice, on your proxy card or in the voting instructions accompanying your proxy materials. You will also need the 16-digit control number provided therein. Online check-in will begin at 1:30 PM Eastern Time. Please allow sufficient time to complete the online check-in process.

By Order of the Board of Directors,

JOSHUA D. SCHMIDT

Chief Legal Officer and Corporate Secretary
                         , 2026
Wilmington, Delaware

INTERDIGITAL, INC.
200 Bellevue Parkway, Suite 300
Wilmington, Delaware 19809-3727
PROXY STATEMENT
This proxy statement contains information relating to InterDigital, Inc.'s ("InterDigital," the "company," "we," "our" or "us") annual meeting of shareholders to be held on Wednesday, June 10, 2026, at 2:00 PM Eastern Time, and at any postponements or adjournments thereof. This year’s annual meeting of shareholders will be held as a virtual meeting. Shareholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend and participate in the annual meeting online via a live webcast by visiting www.virtualshareholdermeeting.com/IDCC2026. In addition to voting by submitting your proxy prior to the annual meeting, you also will be able to vote your shares electronically during the annual meeting. Your proxy for the annual meeting is being solicited by our Board of Directors (the “Board”).
INTERNET AVAILABILITY OF PROXY MATERIALS
As permitted by U.S. Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our shareholders primarily via the Internet, rather than mailing printed copies of these materials to each shareholder. We believe that this process will expedite shareholders’ receipt of the proxy materials, lower the costs of the annual meeting and help to conserve natural resources. On or about , 2026, we began mailing to each shareholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review the proxy materials, including our proxy statement and our annual report, on the Internet and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice also contains instructions on how to receive a paper copy of the proxy materials. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive the Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders
to be Held on June 10, 2026:
The Notice of Meeting and Proxy Statement and 2025 Annual Report are available at
http://ir.interdigital.com/FinancialDocs.
ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of the annual meeting?
At our annual meeting, shareholders will act upon the matters outlined in the Notice provided with this proxy statement, including the election of directors, the approval of the bylaws amendment to allow for officer exculpation as permitted by Pennsylvania law, the advisory resolution to approve executive compensation, the ratification of the appointment of our independent registered public accounting firm, and such other business as may properly come before the annual meeting.
Who may attend the annual meeting?
You are entitled to participate in the annual meeting only if you were a shareholder of record as of the close of business on April 15, 2026 or if you hold a valid proxy for the annual meeting. As noted above, this year’s annual meeting will be held as a virtual meeting that you may attend online via a live webcast by visiting www.virtualshareholdermeeting.com/IDCC2026. Shareholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
In order to attend and participate in the annual meeting, you will need to visit www.virtualshareholdermeeting.com/IDCC2026 and follow the instructions that are included in the Notice, on your proxy card or in the instructions accompanying your proxy materials. You will be required to complete an online check-in process, for which you will need the 16-digit control number provided on your Notice, your proxy card or the instructions accompanying your proxy materials. If you do not have your control number, you will not be able to join the annual meeting, vote at the annual meeting or ask questions. Online check-in will begin at 1:30 PM Eastern Time, and the annual meeting will begin promptly at 2:00 PM Eastern Time. Please allow sufficient time to complete the online check-in process.
Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership and how to obtain any information you may need, are posted at www.virtualshareholdermeeting.com/IDCC2026.

Who is entitled to vote at the annual meeting?
Only shareholders of record at the close of business on April 15, 2026, the record date, are entitled to receive notice of, and to vote at, the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares of common stock that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting. There were 25,859,613 shares of our common stock outstanding on the record date.
What are the voting rights of the holders of the company’s common stock?
Each share of our common stock outstanding on the record date will be entitled to one vote on each director nominee and one vote on each other matter considered at the annual meeting.
What constitutes a quorum?
A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting, which includes participation by electronic means such as a live webcast, or by proxy in order to conduct business legally at such meeting. For the annual meeting, the presence, live at the meeting or by proxy, of the holders of a majority of the shares entitled to vote will be considered a quorum. If you are a registered shareholder, voting by Internet or telephone or, if you requested a paper copy of the proxy materials, by mail, or attendance at the annual meeting, will cause you to be counted in the determination of a quorum. If you are a street name shareholder, your broker or other nominee will vote your shares pursuant to your instructions, and such shares will count in the determination of a quorum. If you do not provide any specific voting instructions to your broker or other nominee, your shares will still count for purposes of attaining a quorum, so long as you provide voting instructions for at least one matter or your broker or other nominee votes with respect to a matter for which they do not require your instructions, such as the ratification of the appointment of our independent registered public accounting firm.
How do I vote?
If you are a registered shareholder, you may vote by Internet or telephone by following the instructions in the Notice. If you requested a paper copy of the proxy materials, you also may submit your proxy by mail by following the instructions included with your proxy card. The deadline for submitting your proxy by Internet or telephone is 11:59 PM Eastern Time on June 9, 2026. The designated proxy will vote according to your instructions. If you attend the live webcast of the annual meeting, you also will be able to vote your shares electronically at the meeting up until the time the polls are closed.
If you are a street name holder, your broker or nominee firm is the legal, registered owner of the shares, and it may provide you with a Notice. Follow the instructions on the Notice to access our proxy materials and vote or to request a paper or email copy of our proxy materials. If you receive these materials in paper form, the materials include a voting instruction card so that you can instruct your broker or nominee how to vote your shares. Please check your Notice or voting instruction card or contact your broker or other nominee to determine whether you will be able to deliver your voting instructions by Internet or telephone in advance of the meeting and whether, if you attend the live webcast of the annual meeting, you will be able to vote your shares electronically at the meeting up until the time the polls are closed.
If you own shares through a retirement or savings plan or other similar plan, you may submit your voting instructions by Internet, telephone or mail by following the instructions included with your voting instruction card. The deadline for submitting your voting instructions by Internet or telephone is 11:59 PM Eastern Time on June 7, 2026. The trustee or administrator of the plan will vote according to your instructions and the rules of the plan.
If you sign and submit your proxy without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified below under “What are the Board’s recommendations?” and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the annual meeting.
Even if you plan to attend the annual meeting, we recommend that you also submit your proxy card or vote by Internet or telephone by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.
Can I change my vote after I return my proxy or voting instruction card?
If you are a registered shareholder, you may revoke or change your vote at any time before the proxy is voted by filing with our Corporate Secretary either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the live webcast of the annual meeting, you may revoke your proxy or change your proxy vote by voting electronically at the meeting. Your attendance at the annual meeting will not by itself revoke a previously granted proxy.

If your shares are held in street name or you hold shares through a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.
Will my vote be confidential?
It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders except as might be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as might be necessary to allow proper parties to verify proxies presented by any person and the results of the voting.
What are the Board’s recommendations?
The Board recommends that you vote:
•For election of each of the director nominees named in this proxy statement (see Proposal 1);
•For the approval of the bylaws amendment to allow for officer exculpation as permitted by Pennsylvania law (see Proposal 2);
•For the advisory resolution to approve executive compensation (see Proposal 3); and
•For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026 (see Proposal 4).
What vote is required to approve each proposal?
Election of directors. We have adopted majority voting in uncontested director elections. Accordingly, under our articles of incorporation and bylaws, director nominees must receive the affirmative vote of a majority of the votes cast in order to be elected. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of director elections. Under Pennsylvania law and our articles of incorporation and bylaws, an incumbent director who does not receive the votes required to be re-elected remains in office until his or her successor is elected and qualified, thereby continuing as a “holdover” director. Under the director resignation policy set forth in our corporate governance principles, a director who is not re-elected must tender his or her resignation to the Nominating and Corporate Governance Committee of the Board, which will make a recommendation to the Board as to whether or not the resignation offer should be accepted. In deciding whether to accept the resignation offer, the Board will consider the recommendation of the Nominating and Corporate Governance Committee as well as any additional information and factors that the Board believes to be relevant. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within ninety (90) days following certification of the election results.
Approval of the bylaws amendment to allow for officer exculpation as permitted by Pennsylvania law. The affirmative vote of a majority of all shares of the company's common stock outstanding and entitled to vote is required for approval. Abstentions are included for purposes of attaining a quorum and will have the effect of a vote against the proposal.
Advisory resolution to approve executive compensation. The affirmative vote of a majority of the votes cast is required for approval. Because the vote is advisory, it will not be binding on the Board or the company. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal.
Ratification of the appointment of PricewaterhouseCoopers LLP. The affirmative vote of a majority of the votes cast is required for ratification. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal. Ratification of the appointment of our independent registered public accounting firm is not legally required. The Board asks shareholders to ratify the appointment as a matter of good corporate governance. If shareholders do not ratify the appointment, the Audit Committee of the Board will consider whether it is appropriate to select another independent registered public accounting firm in future years.

What is a “broker non-vote”?
If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to non-routine matters if you do not provide voting instructions. “Broker non-votes” are shares held in street name by a broker or nominee that is present or represented by proxy at a shareholders’ meeting to vote, but for which the beneficial owner has not provided the record holder with instructions on how to vote on a non-routine matter. The ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm (Proposal 4) is considered a routine matter under applicable rules, and therefore a broker or other nominee may generally vote on it without your instructions, and no broker non-votes are expected in connection with Proposal 4. Each of the other proposals — the election of directors (Proposal 1), the approval of the bylaws amendment to allow for officer exculpation as permitted by Pennsylvania law (Proposal 2), and the advisory vote on executive compensation (Proposal 3) — are considered non-routine matters under applicable rules, and therefore a broker or other nominee cannot vote on them without your instructions. Accordingly, if you do not provide specific voting instructions, broker non-votes may occur for Proposals 1, 2 and 3. Broker non-votes will be counted for the purposes of calculating whether a quorum is present at the annual meeting but will have no effect on the outcome of the vote for Proposal 1 or Proposal 3. Broker non-votes will have the effect of a vote against Proposal 2.
How do I ask questions at the annual meeting?
We have designed the virtual annual meeting to provide substantially the same opportunities to participate as shareholders would have at an in-person meeting. The virtual annual meeting format allows shareholders to communicate with the company during the annual meeting, enabling shareholders to submit questions to our management and Board, as appropriate. If you wish to submit a question during the annual meeting, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/IDCC2026, typing your question into the “Ask a Question” field and clicking “Submit.”
We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business or that we otherwise deem inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the annual meeting will be answered in the live Q&A session during the annual meeting, subject to time constraints. Any such questions that cannot be answered during the annual meeting due to time constraints will be posted and answered on our Investor Relations website, http://ir.interdigital.com, as soon as practicable after the annual meeting.
Additional information regarding the ability of shareholders to ask questions during the annual meeting, related rules of conduct, and other materials for the annual meeting will be available during the annual meeting at www.virtualshareholdermeeting.com/IDCC2026.
How do I access technical support during the annual meeting?
If you encounter any difficulties accessing the virtual annual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning approximately 15 minutes prior to the start of the annual meeting through its conclusion. Additional information regarding matters addressing technical and logistical issues, including technical support during the annual meeting, will be available at www.virtualshareholdermeeting.com/IDCC2026. The virtual annual meeting platform is fully supported across browsers (Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and smartphones) running the most updated version of applicable software and plugins. You should ensure that you have a strong internet connection if you intend to attend and/or participate in the annual meeting.

GOVERNANCE OF THE COMPANY
Where can I find information about the governance of the company?
The company has adopted corporate governance principles that, along with the charters of each of the Board committees, provide the framework for the governance of the company. The Nominating and Corporate Governance Committee is responsible for annually reviewing the principles and recommending any proposed changes to the Board for approval. A copy of our corporate governance principles is posted on the Investor Relations page of our corporate website along with the charters of each of our Board committees and other information about our governance practices. We will provide to any person without charge a copy of any of these documents upon written request to our Corporate Secretary at our principal executive offices: InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727.
Business Conduct
Does the company have a code of ethics?
We have adopted a Code of Ethics that applies to all directors, officers, employees and consultants, including our principal executive, financial and accounting officers or persons performing similar functions. The Audit Committee is responsible for annually reviewing the Code of Ethics and recommending any proposed changes to the Board for approval. A copy of our Code of Ethics is available on the Investor Relations page of our corporate website. We intend to disclose future amendments to certain provisions of the Code of Ethics, or any waiver of such provisions granted to executive officers and directors, on the website within four business days following the date of such amendment or waiver. We will provide to any person without charge a copy of our Code of Ethics upon written request to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727.
Does the company have a policy governing insider trading?
We have adopted an insider trading policy which governs the purchase, sale and/or other dispositions of our securities by our directors, officers, employees and consultants that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. In addition, this policy prohibits directors, officers, employees and consultants of the company from engaging in any hedging or pledging transactions involving company stock. We have also implemented processes for the company that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our insider trading policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2025.
Director Independence
Which directors are considered independent, and how does the Board determine their independence?
Each year, prior to the annual meeting of shareholders, the Board reviews and assesses the independence of its directors and makes a determination as to the independence of each director. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. As a result of its most recent review, the Board affirmatively determined that each of Mses. Joan H. Gillman and Jean F. Rankin and Messrs. Derek K. Aberle, Samir Armaly, S. Douglas Hutcheson, John A. Kritzmacher and John D. Markley, Jr. are “independent” under applicable SEC rules and listing standards of the Nasdaq Stock Market.
Board Leadership
Who is the Chairman of the Board, and are the positions of Chairman of the Board and Chief Executive Officer separated?
Mr. Hutcheson, who is an independent director, has served as Chairman of the Board since June 2015. The Board has a general policy that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management. This policy is affirmed in the Board’s published corporate governance principles, which mandate that the Chairman of the Board be an independent director. The Board believes that this leadership structure is appropriate for the company at this time because of the advantages of having an independent chairman for matters such as communications and relations between the Board and the Chief Executive Officer and other senior management, reaching consensus on company strategies and policies, and facilitating robust Board, committee and Chief Executive Officer evaluation processes. The Board periodically reviews its leadership structure to determine whether it is appropriate given the specific characteristics and circumstances of the company.

Board Oversight of Risk
What is the Board’s role in risk oversight?
The Board is responsible for overseeing the major risks facing the company and the company’s enterprise risk management (“ERM”) efforts. The Board has delegated to the Audit Committee primary responsibility for overseeing and monitoring these efforts. Under its charter, the Audit Committee is responsible for discussing with management and the company’s independent registered public accounting firm significant risks and exposures relating to the company’s quarterly and annual financial statements and assessing management’s steps to mitigate them, and for reviewing corporate insurance coverage and other risk management programs, including those related to cybersecurity, information and technology security and data privacy related risks. At least quarterly, the Audit Committee receives presentations and reports directly from the company’s Chief Legal Officer, who leads the company’s day-to-day ERM efforts. The Audit Committee briefs the Board on the company’s ERM activities as part of its regular reports to the Board on the activities of the committee, and the Chief Legal Officer also periodically delivers presentations and reports to the full Board as appropriate. Additionally, the Audit, Finance and Human Capital Committees are responsible for overseeing specific risks that have been delegated to such committees and receive quarterly updates from the management team on such risks.
Board Structure and Committee Membership
What is the size of the Board, and how often are directors elected?
The Board currently has eight directors. All directors are subject to election for one-year terms at each annual meeting of shareholders.
How often did the Board meet during 2025?
The Board met four times during 2025. Each director is expected to attend each meeting of the Board and those committees on which he or she serves. Each director attended at least 75% of the aggregate of all Board meetings and meetings of committees on which the director served during 2025. We typically schedule one of the meetings of the Board on the day immediately preceding or following our annual meeting of shareholders, and it is the policy of the Board that directors are expected to attend our annual meeting of shareholders absent unusual circumstances. All eight of our directors attended the 2025 annual meeting of shareholders.
What are the roles of the primary Board committees?
The Board has standing Audit, Human Capital, Finance, and Nominating and Corporate Governance Committees. The Board also forms additional standing or ad hoc committees from time to time. Each of the Audit, Human Capital, and Nominating and Corporate Governance Committees is composed entirely of independent directors, as determined by the Board in accordance with applicable SEC rules and listing standards of the Nasdaq Stock Market. Mr. Chen does not serve on any of the committees but generally attends each committee meeting. Each of the Board committees operates under a written charter that has been approved by the Board. The following table provides information about the current membership of the committees and the number of meetings each committee held in 2025.

Name	Audit Committee	Human Capital Committee	Nominating and Corporate Governance Committee	Finance Committee
Derek K. Aberle		X		X
Samir Armaly	X		X
Joan H. Gillman	X			Chair
S. Douglas Hutcheson		X		X
John A. Kritzmacher	Chair		X
John D. Markley, Jr.		X	Chair
Jean F. Rankin		Chair	X
Number of Meetings in 2025	9	5	4	6

Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the company’s corporate accounting, financial reporting practices, audits of its financial statements and compliance with applicable requirements regarding the maintenance of accurate books and records. Among other things, the committee:
•Reviews the company’s annual and quarterly financial statements and discusses them with management and the company’s independent registered public accounting firm;
•Appoints, compensates, retains, evaluates, oversees the work of (including resolution of disagreements between management and the company’s independent registered public accounting firm regarding financial reporting) and, if deemed appropriate, replaces the company’s independent registered public accounting firm;
•Reviews and discusses the company’s practices with respect to risk assessment and risk management, including but not limited to the specific risks associated with the matters set forth for Audit Committee oversight in the committee’s charter, and discusses with management and the company’s independent registered public accounting firm significant risks and exposures and assesses management’s steps to minimize them;
•Receives from the company’s independent registered public accounting firm reports required by applicable SEC rules and professional standards, including reviewing and discussing with the company’s independent registered public accounting firm the matters required to be discussed under applicable requirements of the Public Company Accounting Oversight Board and the SEC;
•Reviews the adequacy and effectiveness of the company’s system of internal control over financial reporting and disclosure controls and procedures;
•Reviews and approves, at least annually, the management, scope, plans, budget, staffing and relevant processes and programs of the company’s internal audit function;
•Establishes and oversees procedures for receiving and handling reports of potential misconduct, including violations of law or the company’s Code of Ethics and complaints received by the company regarding accounting, internal accounting controls, auditing or federal securities law matters and the confidential, anonymous submission by the company’s employees of concerns regarding questionable accounting, auditing or federal securities law matters;
•Oversees the company’s other compliance policies and programs, including the implementation and effectiveness of the company’s Code of Ethics;
•Oversees the company’s compliance with data privacy rules and regulations;
•Oversees and reviews the company’s cybersecurity, information and technology security and data privacy frameworks, policies, programs, opportunities, and risk profile; and the company’s business continuity and disaster recovery plans and capabilities and the effectiveness of the company’s escalation procedures;
•Oversees and monitors the company’s ERM efforts; and
•Reviews and provides guidance to the Board with respect to tax planning, corporate insurance coverage and implementation of new or revised accounting or auditing standards or regulatory changes.
All of the Audit Committee members are financially literate. The Board has determined that three of its members (Messrs. Hutcheson, Kritzmacher and Markley), including one of the current members of the Audit Committee (Mr. Kritzmacher), qualify as “audit committee financial experts” within the meaning of applicable SEC regulations and thereby meet the “financial sophistication” requirements of the Nasdaq listing rules. Mr. Kritzmacher acquired his expertise primarily through his prior experience as a chief financial officer of a publicly traded company.
The Audit Committee’s charter is available on the Investors section of our website at http://ir.interdigital.com under the heading “Governance - Committee Charters.”

Human Capital Committee
The Human Capital Committee assists the Board in discharging its responsibilities relating to the compensation of the Chief Executive Officer and other executive officers, develops, reviews and approves the principles guiding the company’s compensation policies, oversees the company’s compensation-related policies and programs and the level of awards to employees, and assists the Board and the Chairman of the Board in succession planning. Among other things, the committee:
•Reviews and approves the corporate goals and objectives relevant to the compensation of the company’s Chief Executive Officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of the Chief Executive Officer and other executive officers, including approving the grant of equity awards, each on an annual basis;
•Assists the Board in developing and evaluating potential candidates for executive positions and oversees and annually reviews the development of executive succession plans;
•Reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the Board whether the Compensation Discussion and Analysis should be included in the company’s annual report and proxy statement and oversees the preparation of the Human Capital Committee report required by SEC rules for inclusion in the company’s annual report and proxy statement;
•Assesses the results of the company’s most recent advisory vote on executive compensation, and considers and recommends to the Board the frequency of the company’s advisory vote on executive compensation;
•Reviews periodically compensation for non-employee directors of the company and recommends changes to the Board as appropriate;
•Reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the company;
•Monitors the company's compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits;
•Reviews and makes recommendations to the Board with respect to the adoption or amendment of incentive and other equity-based compensation plans;
•Administers the company’s equity incentive plans;
•Reviews periodically, revises as appropriate, and monitors compliance by directors and executive officers with, the company’s stock ownership guidelines;
•Assists the Board in its oversight of the company’s policies and strategies relating to culture and human capital management; reviews and discusses with management the company’s disclosure of such activities in its annual report and proxy statement;
•Reviews and considers compensation policies and/or practices as they relate to risk management practices and/or incentives that enhance risk-taking, as the committee determines to be appropriate;
•Establishes, oversees the implementation of and periodically reviews policies concerning the recoupment of incentive compensation for executive officers and senior management, and makes determinations thereunder as appropriate; and
•Is directly responsible for the appointment, compensation and oversight of the work of any consultants and other advisors retained by the committee, and assesses the independence of any consultants and other advisors (whether retained by the committee or management) that provide advice to the committee in accordance with the listing standards of the Nasdaq Stock Market and applicable law.
The Human Capital Committee may delegate authority to the committee chair or a sub-committee, as the committee may deem appropriate, subject to such ratification by the committee as the committee may direct. The Human Capital Committee also may delegate to one or more officers of the company the authority to make grants of stock options or other supplemental awards at specified levels, under specified circumstances, to eligible employees who are not executive officers of the company, subject to reporting to and such ratification by the committee as the committee may direct.
The Human Capital Committee’s charter is available on the Investors section of our website at http://ir.interdigital.com under the heading “Governance - Committee Charters.”

Human Capital Committee Interlocks and Insider Participation
Ms. Rankin and Messrs. Aberle, Hutcheson and Markley served on the Human Capital Committee during all of 2025. No director serving on the Human Capital Committee during any part of 2025 was, at any time either during or before such fiscal year, an officer or employee of the company or any of its subsidiaries. In addition, none of the company’s executive officers has served as a member of a board of directors or a compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of the company’s Board or Human Capital Committee.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board and committee members, considers matters of corporate governance and assists the Board in evaluating the Board’s effectiveness. Among other things, the committee:
•Develops and recommends to the Board criteria for Board membership (including issues of character, integrity, judgment, independence, skills, education, business acumen and business experience);
•Identifies, reviews the qualifications of, and recruits candidates for election to the Board and to fill vacancies or new positions on the Board;
•Assesses the contributions of incumbent directors in determining whether to recommend them for re-election to the Board;
•Reviews candidates recommended by the company’s shareholders for election to the Board;
•Assesses the independence of directors, director nominees and director candidates under applicable standards, including any heightened independence requirements applicable to Audit and Human Capital Committee members, and recommends independence determinations to the Board;
•Reviews annually the company’s corporate governance principles and recommends changes to the Board as appropriate;
•Assists the Board in ensuring proper attention and effective response to shareholder concerns regarding corporate governance;
•Assists and generally advises the Board on sustainability matters (except as may be specifically retained by the Board or delegated to other Board committees), including overseeing the company’s sustainability strategy, and related goals and policies, and periodically reviews with management the company’s progress towards the achievement of such strategy and goals, and reviews and discusses with management the company’s material sustainability disclosures, in each case in coordination with the other committees of the Board and, as appropriate, makes recommendations on such matters to the full Board;
•Reviews and makes recommendations to the Board with respect to the Board’s and each committee’s size, structure, composition and functions;
•Oversees the process for evaluating the Board and its committees; and
•Periodically reviews the Board’s leadership structure and recommends changes to the Board as appropriate.
The committee will consider director candidates recommended by our shareholders. Shareholders recommending candidates for consideration by the Nominating and Corporate Governance Committee should send their recommendations to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727. The recommendation must include the candidate’s name, biographical data and qualifications and a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The committee may ask candidates for additional information as part of the process of assessing a shareholder-recommended director candidate. The committee evaluates director candidates recommended by shareholders based on the same criteria used to evaluate candidates from other sources.

As described in our corporate governance principles, the Nominating and Corporate Governance Committee may consider such factors as differences of perspective, professional background, experience at policy-making levels in business, finance and technology and other areas, education, skill and other individual qualities and attributes that are relevant to the company’s global activities and contribute to Board heterogeneity. The selection criteria for director candidates also include the following:
•Each director should be an individual of the highest personal and professional ethics, integrity and values;
•Each director should be committed to representing the long-term interests of the company’s shareholders and demonstrate a commitment to long-term service on the Board; and
•Each director should have an inquisitive and objective perspective, practical wisdom and mature judgment.
The company is committed to ensuring that other existing and future anticipated commitments of any director do not materially interfere with his or her service on the Board. Accordingly, our corporate governance principles prohibit any director from serving on the boards of more than four other public companies, unless such director is an executive officer of a public company, and in such cases, such director may not serve on the boards of more than two other public companies. In addition, prior to accepting service on the board of any other company, a director must notify the Board’s Chairman and the Nominating and Corporate Governance Committee, and service on the board or a committee of any other organization should be consistent with the company’s conflict of interest policies.
The Nominating and Corporate Governance Committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future. This evaluation of the Board’s composition enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the company’s needs evolve and change over time. See “Proposals to be Voted On - Election of Directors (Proposal 1)” for a summary of the qualifications, experience and other relevant attributes of the directors nominated for election at this year’s annual meeting.
The Nominating and Corporate Governance Committee has previously retained and may in the future retain a search firm to help identify director prospects, perform candidate outreach, assist in reference checks, and provide other related services. The recruiting process typically involves either the search firm or a member of the Nominating and Corporate Governance Committee contacting a prospect to gauge his or her interest and availability. A candidate will then meet with several members of the Board, including our Chief Executive Officer. At the same time, the Nominating and Corporate Governance Committee or other Board members, as appropriate, and the search firm will contact references for the prospect. A background check is completed before the Board approves any final recommendation from the committee to appoint a candidate to the Board.
The Nominating and Corporate Governance Committee’s charter is available on the Investors section of our website at http://ir.interdigital.com under the heading “Governance - Committee Charters.”
Finance Committee
The primary role of the Finance Committee is to monitor and provide guidance to the company’s management team and recommend actions to the Board with respect to certain investment and financial policies and strategies and the capital structure of the company, and to approve certain investment and divestment activities of the company and funding for certain affiliated entities of the company. Among its specific duties and responsibilities, the committee:
•Reviews and provides guidance to the Board with respect to:
◦the company’s capital structure, including the issuance of debt, equity or other securities;
◦shareholder distributions, including share repurchases and dividends;
◦cash management investment policies;
◦foreign currency investment policies; and
◦on a periodic basis, the integrity of the company’s financial models;
•Approves minority investments in other companies and divestments thereof; and
•Approves the establishment of non-core operating businesses as entities partially owned by the company, including approval of contributions to such entities and the ownership structure of such entities.
The committee may delegate authority to the committee chair or a sub-committee, as the committee may deem appropriate, subject to such ratification by the committee as the committee may direct.

The Finance Committee’s charter is available on the Investors section of our website at http://ir.interdigital.com under the heading “Governance - Committee Charters.”
Board Self-Evaluation Process
How does the Board evaluate its effectiveness?
The Nominating and Corporate Governance Committee establishes and oversees the annual self-assessment process that the Board uses to evaluate its effectiveness and identify opportunities for improvement. Each director is asked to provide an assessment of the Board’s effectiveness in several areas, including information and planning, content and conduct of meetings, and accountability. Once the responses are compiled, the Nominating and Corporate Governance Committee, in conjunction with the Board Chair, identifies specific areas of improvement for the following year. The assessment also asks each director their opinion of the Board’s progress in these identified areas. From time to time, the Nominating and Corporate Governance Committee engages a third party to undertake director-level assessments. The results of these assessments are reviewed with the Board Chair and the Chair of the Nominating and Corporate Governance Committee, together with any action items. The Nominating and Corporate Governance Committee completed a third-party director-level assessment in 2025.
Communications with the Board
How can shareholders communicate with the Board?
Shareholders and other parties interested in communicating directly with any individual director, including the Chairman, the Board as a whole, or the non-employee directors as a group may do so by writing to Investor Relations, InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727, or by sending an email to InvestorRelations@InterDigital.com. Each communication should set forth (i) the name and address of the shareholder as it appears on the company’s books, and, if the company’s common stock is held by a nominee, the name and address of the beneficial owner of the company’s common stock, and (ii) the class and number of shares of the company’s common stock that are owned of record by the record holder and beneficially by the beneficial owner. Our Investor Relations department reviews all such correspondence and, in consultation with appropriate directors and/or the company’s Legal department as necessary, generally screens communications from shareholders to identify communications that (a) are solicitations for products and services, (b) relate to matters of a personal nature not relevant for the company’s shareholders to act on or for the Board to consider, or (c) are matters that are of a type that render them improper or irrelevant to the functioning of the Board or the company. The Investor Relations department regularly forwards to the Board or specified director(s) a summary of all relevant correspondence and copies of all correspondence that deal with the functions of the Board or its committees or that otherwise require their attention. Directors may, at any time, review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence.
Communications About Accounting Matters
How can individuals report concerns relating to accounting, internal control, auditing or federal securities law matters?
Concerns relating to accounting, internal control, auditing or federal securities law matters may be submitted by writing to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727. All correspondence will be brought to the attention of the chair of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to these matters.

DIRECTOR COMPENSATION
How are directors compensated?
During 2025, our non-employee directors were paid annual cash retainers for their Board and committee participation as follows:

	Chair	Member
Board	$140,000	$65,000
Audit Committee	$30,000	$12,000
Human Capital Committee	$25,000	$10,000
Nominating and Corporate Governance Committee	$15,000	$7,500
Finance Committee	$15,000	$7,500
All cash retainers are generally paid quarterly in arrears and based upon service for a full year, and prorated payments are made for service of less than a full year.
The compensation program is designed to compensate each non-employee director for participating in up to ten Board meetings per year and up to ten meetings per year for each standing committee on which the non-employee director serves. Additional compensation is paid to each non-employee director for participating in meetings during the Board term (which runs from annual meeting date to annual meeting date) in excess of these thresholds, as follows: $4,000 for each additional Board meeting and $1,000 for each additional committee meeting.
For his or her service during the 2025-2026 Board term, each non-employee director received a restricted stock unit (“RSU”) award in an amount approximately equal in value to $230,000 that vests in full one year from the grant date. Upon a new non-employee director's initial appointment to the Board, he or she receives a pro-rated RSU award for his or her partial service during the then-current Board term. The number of RSUs granted is calculated using the closing stock price of the company’s common stock on the date of grant. The vesting of RSU awards may be deferred. Except in certain limited circumstances, an election to defer must be made in the calendar year preceding the year that the award is made. Unvested time-based RSUs and deferred RSUs accrue dividend equivalents, which are paid in the form of additional shares of stock at the time, and only to the extent, that the awards vest or at the end of the deferral period, as applicable.
To align the interests of non-employee directors and executives with those of our shareholders, the company has adopted stock ownership guidelines. The stock ownership guidelines applicable to the non-employee directors are set at a target of an amount of company stock valued at five times the annual cash retainer for Board members of $65,000. Qualifying stock includes shares of common stock and vested RSUs. For purposes of calculating the value of company stock holdings, each share or other qualifying stock unit is priced at a price per share/unit equal to the average closing stock price of the company’s common stock for the 200 trading days leading up to and including June 1, or the next trading day if June 1 falls on a non-trading day. The 200-day average closing stock price is calculated annually. Any director who has not reached or fails to maintain the target ownership level must retain at least 50% of after-tax shares derived from the vesting of an equity award until the target ownership level is met. A director may not make any disposition of shares that results in his or her holdings falling below the target ownership level without the express approval of the Human Capital Committee. Directors have five years to reach their target ownership level. As of March 31, 2026, all non-employee directors had met their target ownership level and were in compliance with the guidelines.
The company’s directors are also eligible to participate in the company’s nonqualified deferred compensation plan by deferring receipt of their annual Board fees. None of the directors elected to defer any of their 2025 Board fees. For more information about the deferred compensation plan, see “Executive Compensation - Nonqualified Deferred Compensation.”
2025 Director Compensation Table
The following table sets forth the compensation paid to each person who served as a director of the company in 2025 for their service in 2025. Directors who also serve as employees of the company do not receive any additional compensation for their services as a director. For Mr. Chen’s 2025 compensation, see “Executive Compensation - Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Derek K. Aberle	95,875	230,000	325,875
Samir Armaly	94,500	230,000	324,500
Joan H. Gillman	102,000	230,000	332,000
S. Douglas Hutcheson	157,500	230,000	387,500
John A. Kritzmacher	112,500	230,000	342,500
John D. Markley, Jr.	100,000	230,000	330,000
Jean F. Rankin	107,500	230,000	337,500
(1) Amounts reported represent the aggregate annual Board, Chairman of the Board, committee chair and committee membership retainers earned by each non-employee director for their service in 2025, plus fees earned for attendance at additional meetings during the Board term, if any, as described above.
(2) Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for RSU awards granted pursuant to our compensation program for non-management directors in 2025. The assumptions used in valuing these RSU awards are incorporated by reference to Notes 2 and 13 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2025. The following table sets forth the grant date fair value of each RSU award granted to our non-employee directors in 2025.

Name	Grant Date	Number of Restricted Stock Units	Grant Date Fair Value of Stock Awards ($)
Derek K. Aberle	6/11/2025	1,036	230,000
Samir Armaly	6/11/2025	1,036	230,000
Joan H. Gillman	6/11/2025	1,036	230,000
S. Douglas Hutcheson	6/11/2025	1,036	230,000
John A. Kritzmacher	6/11/2025	1,036	230,000
John D. Markley, Jr.	6/11/2025	1,036	230,000
Jean F. Rankin	6/11/2025	1,036	230,000
As of December 31, 2025, each person who served as a non-employee director of the company in 2025 had the following aggregate amounts of unvested RSU awards (excluding accrued dividend equivalents) outstanding. None of our non-employee directors had any options outstanding as of December 31, 2025. This table does not include RSUs that, as of December 31, 2025, had vested according to their vesting schedule, but had been deferred.

Name	Outstanding Restricted Stock Units (#)
Derek K. Aberle	1,036
Samir Armaly	1,036
Joan H. Gillman	1,036
S. Douglas Hutcheson	1,036
John A. Kritzmacher	1,036
John D. Markley, Jr.	1,036
Jean F. Rankin	1,036

PROPOSALS TO BE VOTED ON
Election of Directors
(Proposal 1)
Description
Which directors are nominated for election?
Mses. Joan H. Gillman and Jean F. Rankin, Messrs. Samir Armaly, Derek K. Aberle, Liren Chen, S. Douglas Hutcheson, John A. Kritzmacher and John D. Markley, Jr. are recommended by the Nominating and Corporate Governance Committee and nominated by the Board for election at the 2026 annual meeting, each to serve a one-year term until our annual meeting in 2027 and until his or her successor is elected and qualified.
Set forth below is biographical information about the eight nominees and other information about their skills and qualifications that contribute to the effectiveness of the Board. All of the nominees’ current terms of office expire at the 2026 annual meeting.
What are their backgrounds?
Derek K. Aberle, 56, has been a director of the company since September 2022. Mr. Aberle is Co-founder and Executive Vice Chairman of Virewirx, Inc. (formerly XCOM Labs), a company focused on developing and commercializing advanced wireless and XR technologies. Mr. Aberle is also a Venture Partner with Stormbreaker Ventures and advisor to several early stage technology companies. Prior to these roles, from 2000 through 2018, Mr. Aberle served in various senior executive roles at Qualcomm, including as President of Qualcomm from 2014 through 2018. Beginning in 2008, Mr. Aberle served as a member of Qualcomm’s executive committee, as Executive Vice President and President of Qualcomm Technology Licensing from 2008 through 2011 and as Executive Vice President and Group President from 2011 through 2014 where, among other things, he led Qualcomm’s technology and IP licensing business, helping to significantly grow its global licensing business and negotiating deals with its largest licensees. Mr. Aberle also served as Chief Executive Officer and director of Prospector Capital Corp., a special purpose acquisition company, from its inception in 2020 through 2023. Prior to Qualcomm, Mr. Aberle was an attorney with the international law firms Pillsbury Winthrop and Heller Ehrman. Mr. Aberle also serves on the boards of directors of Virewirx and EvoNexus. The Board has concluded that Mr. Aberle should serve as a director of the company because of his years of experience in patent licensing and his global business acumen and leadership.

Samir Armaly, 53, has been a director of the company since June 2023. Mr. Armaly is currently a director and advisor to various technology companies and served as President, IP of Adeia, Inc., a leading IP licensing business, from June 2020 to March 2022. From 2017 to 2020, he was a Strategic IP Advisor to the CEO and Board of Directors of TiVo Corporation. From 2001 to 2017, Mr. Armaly held various senior management positions and ran the video IP licensing business of Gemstar - TV Guide and its successor, Rovi Corporation. Previously, Mr. Armaly was an IP attorney in private practice representing media and technology companies. He graduated from the University of Missouri Columbia with a B.S. degree in Mechanical Engineering and received his J.D. degree from the University of California Berkeley. The Board has concluded that Mr. Armaly should serve as a director of the company because he is a recognized IP expert, having run one of the world’s largest patent licensing businesses, and has particular expertise in the media and technology markets.
Lawrence (Liren) Chen, 55, has been a director of the company since April 2021, when he was also appointed as our President and Chief Executive Officer. Mr. Chen joined InterDigital from Qualcomm where he served since 2019 as Senior Vice President, Global Head of IP, Legal Counsel. In that role, Mr. Chen was responsible for overseeing Qualcomm’s world-wide intellectual property portfolio (patent, copyright, trademark and open source) and led technology, business strategy, product management and global ecosystem development for Qualcomm Technology Licensing. Prior to that, Mr. Chen served in various IP and technology roles at Qualcomm, including as Senior Vice President of Engineering, Legal Counsel. He holds 28 granted patents in the U.S. and over 120 granted patents worldwide. Mr. Chen is a member of the U.S. Chamber of Commerce China Advisory Committee and a board member of Arrow Electronics (NYSE: ARW). Mr. Chen earned his bachelor’s degree in Automation from Tsinghua University, Beijing; his M.S.E.E. from the University of Maine; his M.B.A. from San Diego State University; and his J.D. degree from the University of San Diego.

Joan H. Gillman, 62, has been a director of the company since April 2017. From 2006 to 2016, Ms. Gillman served as Executive Vice President of Time Warner Cable, Inc. (“Time Warner Cable”), as well as Chief Operating Officer of Time Warner Cable Media and President of Time Warner Cable Media, LLC. Ms. Gillman joined Time Warner Cable as Vice President of Interactive TV and Advanced Advertising in 2005. Prior to Time Warner Cable, among other roles, she served as the President of Static2358, the interactive TV, games and production subsidiary of OpenTV, and as Director, Business Development, of British Interactive Broadcasting, the digital and interactive TV joint venture between BSkyB, BT, HSBC and Matsushita. Ms. Gillman began her career working in public affairs, serving in various roles for a U.S. Senator, including as Legislative Director and State Director. From 2016 to 2021, Ms. Gillman was a member of the board of directors of Centrica plc, an international energy and services company based in the United Kingdom where she served on the safety, health, environment, security, remunerations and ethics and nominating committees. In addition, since 2016, she has served on the board of directors of Airgain, Inc. (Nasdaq: AIRG), a leading provider of embedded antenna technologies used to enable high performance wireless networking, and she is currently a member of Airgain’s audit committee and chairs the nominating and corporate governance committee. Since May 2018, she has also chaired the Jesuit Volunteer Corps and is the Foundation Manager and Trustee of the David T. Langrock Foundation. The Board has concluded that Ms. Gillman should serve as a director of the company because her more than 20 years of executive experience in the media and communications industries and her knowledge of content development and distribution as well as key areas like partnership, mergers and acquisitions and marketing make her a valuable resource and strengthen the company’s knowledge of the companies and industries shaping its existing and future markets.
S. Douglas Hutcheson, 70, has been a director of the company since July 2014, and he assumed the role of Chairman of the Board in June 2015. Beginning in 2019, Mr. Hutcheson served as the Executive Chairman of Kymeta Corporation, an electronically steerable terminal manufacturer and provider of services for global connectivity, until 2024 when he became a non-executive board member. He also served as the co-CEO of Kymeta from 2021 to 2024 when he retired from his operational role. From 2015 to 2019, Mr. Hutcheson served as a senior advisor of Technology, Media and Telecom for Searchlight Capital, a global private investment firm. From 2014 through 2017, Mr. Hutcheson served as Chief Executive Officer and a director of Laser, Inc., a corporation created in connection with the acquisition of Leap Wireless International, Inc. (“Leap Wireless”), a wireless communications carrier, by AT&T in 2014. Prior to 2014, Mr. Hutcheson served as Chief Executive Officer of Leap Wireless and its operating subsidiary, Cricket Communications, for nine years, where he was responsible for developing and implementing strategy, all operations, and the oversight of all relationships and partnerships. Before serving as Chief Executive Officer, Mr. Hutcheson held other executive positions at Leap Wireless, including President and Chief Financial Officer. Prior to joining Leap Wireless, he was Vice President of Marketing in the wireless infrastructure division at Qualcomm for three years, where he led multiple teams. He previously served on the boards of directors of Leap Wireless from 2005 to 2014 and Pitney Bowes Inc. from 2012 to 2023. The Board has concluded that Mr. Hutcheson should serve as a director of the company because, with his significant operational and financial expertise as an experienced former chief executive officer of a wireless communications company and his broad business background, which includes strategic planning and product and business development and marketing, he brings valuable insight that is needed to evolve and execute the company’s strategy. He also qualifies as an audit committee financial expert.

John A. Kritzmacher, 65, has been a director of the company since June 2009. From 2013 to 2021, Mr. Kritzmacher served as Executive Vice President and Chief Financial Officer of John Wiley & Sons, Inc., a global provider of research communications and education services. From 2012 to 2013, Mr. Kritzmacher served as Senior Vice President Business Operations and Organizational Planning at WebMD Health Corp., a leading provider of health information services, where Mr. Kritzmacher was responsible for leading a major restructuring initiative. Previously, Mr. Kritzmacher served as Executive Vice President and Chief Financial Officer of Global Crossing Limited, a global provider of IP-based telecommunications solutions, from October 2008 to October 2011, when Global Crossing was then acquired by Level 3 Communications, Inc. Prior to that, Mr. Kritzmacher rose through a variety of positions with increasing responsibility, including Senior Vice President and Corporate Controller, during his 10 years at Lucent Technologies Inc., a provider of telecommunications systems and services, to become Chief Financial Officer in 2006. After playing a leading role in the planning and execution of Lucent’s merger with Alcatel in 2006, Mr. Kritzmacher became Chief Operating Officer of the Services Business Group at Alcatel-Lucent until joining Global Crossing in 2008. Mr. Kritzmacher currently serves on the board of directors of Unisys (Nasdaq: UIS) and serves on the Audit & Finance and Security & Risk committees of the Unisys board. The Board has concluded that Mr. Kritzmacher should serve as a director of the company because he is a veteran of the telecommunications and high technology industries with extensive operational and leadership experience and financial expertise. As such, Mr. Kritzmacher contributes valuable advice and guidance, especially with respect to complex financial and accounting issues, and qualifies as an audit committee financial expert.

John D. Markley, Jr., 60, has been a director of the company since November 2016. Since 2009, Mr. Markley has served as Managing Partner of Bear Creek Capital Management, an investment firm focused on the digital infrastructure ecosystem. In addition, since 2014, he has been a Managing Partner of New Amsterdam Growth Capital, an investor in communications, media and technology companies. From 1996 to 2009, he was a partner with Columbia Capital, a venture capital firm, where he served in a number of capacities including partner, venture partner and portfolio company executive. Prior to Columbia Capital, Mr. Markley served as a policy advisor at the Federal Communications Commission from 1994 to 1996, where he and his team were instrumental in developing and launching the commercial spectrum auction process. Mr. Markley has also been a director of Charter Communications, Inc. (Nasdaq: CHTR), since 2009, currently serving as chair of its nominating and corporate governance committee and as a member of its audit committee. He previously served on the boards of directors of Millennial Media, Inc., from 2006 to 2014, and of BroadSoft, Inc., from 2002 until its acquisition by Cisco Systems, Inc. in 2018. The Board has concluded that Mr. Markley should serve as a director of the company based on his private equity and operating experience and his extensive experience with communications, media and technology companies, which allow him to contribute guidance and advice relating to the development and execution of the company’s strategy and analysis of potential business opportunities. He also qualifies as an audit committee financial expert.
Jean F. Rankin, 67, has been a director of the company since June 2010. Ms. Rankin served as Executive Vice President, General Counsel and Secretary at LSI Corporation, a leading provider of innovative silicon, systems and software technologies for the global storage and networking markets, from 2007 to 2014, when LSI was acquired by Avago Technologies Limited. In this role, she served LSI and its board of directors as Corporate Secretary, in addition to managing the company’s legal, intellectual property licensing and stock administration organizations. Ms. Rankin joined LSI in 2007 as part of the merger with Agere Systems Inc., where she served as Executive Vice President, General Counsel and Secretary from 2000 to 2007. Prior to joining Agere in 2000, Ms. Rankin was responsible for corporate governance and corporate center legal support at Lucent, including mergers and acquisitions, securities laws, labor and employment, public relations, ERISA, investor relations and treasury. She also supervised legal support for Lucent’s microelectronics business. The Board has concluded that Ms. Rankin should serve as a director of the company because she has extensive experience and expertise in matters involving intellectual property licensing, the company’s core business, and her former roles as chief legal officer and corporate secretary at other publicly traded companies enable her to contribute legal expertise and advice as to best practices in corporate governance.
Summary of Director Qualifications and Experience
The following table summarizes the key qualifications, skills, and experience most relevant to the decision to nominate the above-listed candidates to serve on the Board. A mark indicates a specific area of focus or expertise on which the Board relies most. The lack of a mark does not necessarily mean the director does not possess that qualification or skill. Each director biography above describes each director’s qualifications and relevant experience in more detail.

Experience, expertise or attribute	Aberle	Armaly	Chen	Gillman	Hutcheson	Kritzmacher	Markley	Rankin
IPR/IP licensing / patent acquisitions	●	●	●					●
Mobile industry	●		●		●	●	●	●
OTT services/video		●		●	●		●
CEO (current/former)			●		●
Finance / audit	●				●	●	●
Corporate strategy	●	●	●	●	●	●	●
High tech investment	●			●	●		●
Industry connections	●	●	●	●	●		●	●
High-tech operations	●		●	●	●	●
Vote Required and Board Recommendation
A director nominee receiving the affirmative vote of the majority of votes cast for him or her will be elected to serve as a director for the next year and until his or her successor is elected and qualified. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
EACH OF THE NOMINEES.

Approval of Bylaws Amendment to Allow for Officer Exculpation as Permitted by Pennsylvania Law
(Proposal 2)
Background of the Proposed Amendment
In 2023, the Commonwealth of Pennsylvania enacted Section 1735 of the Pennsylvania Business Corporation Law (the “PBCL”), which permits a Pennsylvania corporation to extend to officers of a corporation the protection from personal liability (commonly referred to as “exculpation”) similar to that available to directors under Section 1713 of the PBCL. Specifically, the statute authorizes corporations to eliminate the personal liability of an officer for monetary damages for any action taken unless the officer has breached a duty involving self-dealing, willful misconduct, or recklessness. Exculpation under the PBCL also does not limit the responsibility or liability of an officer under any criminal statute or the liability of an officer for the payment of taxes pursuant to federal, state, or local law.
Prior to the adoption of this new provision, the PBCL provided for exculpation from such personal liability for directors, but not for officers. The company’s current Amended and Restated Bylaws (the “Bylaws”) provide for the exculpation of directors as permitted by the PBCL. In light of the update of the PBCL, we are proposing to amend the company’s Bylaws to add a provision exculpating the company’s officers from liability in the specific circumstances now permitted by Pennsylvania law.
After consideration, the Board unanimously adopted and determined that an amendment to the Bylaws to provide for the exculpation of officers of the company as permitted by the PBCL is advisable and in the best interests of the company and its shareholders, and, in accordance with the PBCL, hereby seeks approval by our shareholders to amend the Bylaws to provide for the exculpation of officers of the company as permitted by Section 1735 of the PBCL (the “Officer Exculpation Amendment”), and recommends that our shareholders approve the Officer Exculpation Amendment.
Reasons for the Officer Exculpation Amendment
The Board believes that adopting the Officer Exculpation Amendment is advisable and in the best interests of the company and its shareholders. In determining this, the Board considered that the role of an officer (like the role of a director) requires time-sensitive decision-making on complex matters that can lead to risk of lawsuits, even in the absence of any underlying merit. Limiting concern about personal financial risk for actions other than breaches of fiduciary duties involving self-dealing, willful misconduct, or recklessness empowers both directors and officers to best exercise their business judgment in furtherance of shareholder interests. Additionally, the Board believes that the Officer Exculpation Amendment would benefit the company and its shareholders by enhancing the company’s ability to attract and retain the most qualified and talented officers. We expect that some companies with which we compete for executive talent will adopt, if they have not already, similar exculpation clauses that limit the personal liability of officers in their respective governing documents. In the absence of this exculpatory protection, officer candidates might be deterred from serving as officers of the company due to higher exposure to personal liability in an environment with increasing litigation and the risk that substantial expense could be incurred in defending lawsuits, regardless of merit.
It is also possible that premiums for director and officer insurance could increase for companies that do not adopt officer exculpation. Accordingly, the Board believes that the Officer Exculpation Amendment could better position the company to both potentially reduce litigation costs associated with lawsuits against our officers and avoid potential heightened insurance premiums.
The Officer Exculpation Amendment is carefully drafted, consistent with Section 1735, to protect officers without limiting their liability for claims for breaches involving self-dealing, willful misconduct, or recklessness, and would serve to align the protections available to our officers with those already available to our directors.
Proposed Officer Exculpation Amendment
The text of the proposed Officer Exculpation Amendment, which would modify Section 7.2 of our Bylaws, is attached as Appendix B to this Proxy Statement. On March 24, 2026, the Board adopted, subject to shareholder approval, the Officer Exculpation Amendment and declared that it was advisable to submit the amendment to shareholders for a vote. If approved by the company’s shareholders, the Officer Exculpation Amendment will become effective upon approval. If the Officer Exculpation Amendment is not approved by the company’s shareholders, the Bylaws will not be amended, and no exculpation under Section 1735 of the PBCL will be provided for the company’s officers. The company’s officers will nevertheless retain their existing rights under the company’s indemnification agreements and insurance policies.

Vote Required and Board Recommendation
The affirmative vote of the holders of a majority of all shares outstanding and entitled to vote is required for the approval of the Officer Exculpation Amendment described above.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE BYLAWS AMENDMENT TO ALLOW FOR OFFICER EXCULPATION AS PERMITTED BY PENNSYLVANIA LAW.

Advisory Resolution to Approve Executive Compensation
(Proposal 3)
Description
We are asking shareholders to vote on an advisory resolution to approve the company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Human Capital Committee has structured our executive compensation program in an effort to align management’s interests with those of its shareholders and to attract, retain and motivate talented individuals who will drive the successful execution of the company’s strategic plan. We motivate our executives primarily by “paying for performance,” or rewarding the accomplishment of individual performance and corporate goals through the use of performance-based compensation. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the achievement of financial and strategic corporate goals, as well as departmental and individual performance, determine the short-term and long-term incentive compensation paid to our executives. Our executive compensation programs have a number of features designed to promote these objectives.
We urge shareholders to read the “Compensation Discussion and Analysis” section of this proxy statement below, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative below, which provide detailed information on the compensation of our named executive officers. The Human Capital Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.
The Board has adopted a policy providing for an annual advisory resolution to approve executive compensation. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2026 annual meeting of shareholders:
RESOLVED, that the shareholders of InterDigital, Inc. (the “company”) approve, on an advisory basis, the compensation of the company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the proxy statement for the company’s 2026 annual meeting of shareholders.
This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Human Capital Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the Board modifies its policy on the frequency of future “say on pay” votes, the next “say on pay” vote will be held at the 2027 annual meeting of shareholders.
Vote Required and Board Recommendation
The affirmative vote of the majority of votes cast is required to approve this advisory resolution.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

Ratification of Appointment of
Independent Registered Public Accounting Firm
(Proposal 4)
Description
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the company’s independent registered public accounting firm for the year ending December 31, 2026. PwC has served as the independent registered public accounting firm of the company since 2002.
Although ratification of the appointment of PwC is not legally required, the Board is asking the shareholders to ratify the appointment as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm in future years. Even if the shareholders ratify the appointment, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareholders.
Representatives from PwC are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.
Fees of Independent Registered Public Accounting Firm
Aggregate fees for professional services delivered by PwC for the fiscal years ended December 31, 2025 and 2024 were as follows:

	2025	2024
Type of Fees
Audit Fees(1)	$1,233,400	$1,220,300
Tax Fees(2)	175,100	35,000
All Other Fees(3)	2,100	2,000
Total	$1,410,600	$1,257,300

(1) Audit Fees consist of the aggregate fees billed by PwC for the above fiscal years for professional services rendered by PwC for the integrated audit of the company’s consolidated financial statements and the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, for the review of the company’s interim consolidated quarterly financial statements included in the company’s quarterly reports on Form 10-Q and for services that are normally provided by PwC in connection with regulatory filings or engagements for the above fiscal years. Such fees also include fees billed by PwC in connection with several international statutory audits.
(2) Tax Fees consist of the aggregate fees billed by PwC for the above fiscal years related to technical advice pertaining to foreign and domestic tax matters.
(3) All Other Fees consist of the aggregate fees billed by PwC for the above fiscal years for certain accounting research software tools licensed by the company from PwC.
Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted a policy that requires the committee to pre-approve all audit and non-audit services to be performed by the company’s independent registered public accounting firm. Unless a service falls within a category of services that the Audit Committee already has pre-approved, an engagement to provide the service requires specific pre-approval by the Audit Committee. Also, proposed services exceeding pre-approved cost levels require specific pre-approval.
Consistent with the rules established by the SEC, proposed services to be provided by the company’s independent registered public accounting firm are evaluated by grouping the services and associated fees under one of the following four categories: Audit Services, Audit-Related Services, Tax Services and All Other Services. All proposed services for the following year are discussed and pre-approved by the Audit Committee, generally at a meeting or meetings that take place during the November or December time period. In order to render approval, the Audit Committee has available for reference a schedule of services and fees approved by category for the current year, and specific details of the proposed services are provided to the Audit Committee.

The Audit Committee has delegated pre-approval authority to its chair for cases where services must be expedited. In cases where the Audit Committee chair pre-approves a service provided by the independent registered public accounting firm, the chair is required to report the pre-approval decisions to the Audit Committee at its next scheduled meeting. The company’s management periodically provides the Audit Committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of any additional services anticipated during the year.
All of the services performed by PwC related to fees disclosed above were pre-approved by the Audit Committee.
Vote Required and Board Recommendation
The affirmative vote of the majority of votes cast at the annual meeting is required to ratify the appointment of PwC as the company’s independent registered public accounting firm for the year ending December 31, 2026.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2026.

REPORT OF THE AUDIT COMMITTEE
As more fully described in its charter, the Audit Committee oversees the company’s financial reporting processes on behalf of the Board. In fulfilling our oversight responsibilities, the Audit Committee reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2025, including a discussion of the acceptability and appropriateness of significant accounting principles and management’s assessment of the effectiveness of the company’s internal control over financial reporting. Management represented to us that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and considered appropriate in the circumstances to present fairly the company’s financial position, results of operations and cash flows. The Audit Committee also reviewed and discussed with PwC, the company’s independent registered public accounting firm, the matters required to be discussed with the independent registered public accounting firm under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The Audit Committee also received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC its independence.
Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2025, and the Audit Committee retained PwC as the company’s independent registered public accounting firm for the year ending December 31, 2026.
AUDIT COMMITTEE:
John A. Kritzmacher, Chair
Samir Armaly
Joan H. Gillman

The foregoing Audit Committee report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act and shall not otherwise be deemed filed under these acts, except to the extent specifically incorporated by reference.

EXECUTIVE OFFICERS
Set forth below is certain information concerning our executive officers as of March 31, 2026:

Name	Age	Position
Liren Chen	55	President and Chief Executive Officer
Richard J. Brezski	53	Chief Financial Officer and Treasurer
Julia C. Mattis	47	Chief Licensing Officer
Rajesh Pankaj	61	Chief Technology Officer
Joshua D. Schmidt	42	Chief Legal Officer and Corporate Secretary
There are no family relationships among the individuals serving as our directors or executive officers. The company’s executive officers are appointed to their respective offices to hold office until their successors are duly appointed. Biographical information on Mr. Chen is discussed under the caption “Election of Directors” above.
Richard J. Brezski is InterDigital’s Chief Financial Officer, responsible for overseeing the company’s finance, accounting, audit, tax, treasury, and facilities functions, including the company’s internal and external financial reporting and analysis. Mr. Brezski joined the company as Director and Controller in May 2003. Mr. Brezski was promoted to Senior Director in July 2006 and in January 2007 was appointed Chief Accounting Officer. In January 2009, Mr. Brezski was promoted to Vice President, Controller and Chief Accounting Officer, and in March 2011 he was appointed to the additional post of Treasurer. In May 2012, he was appointed Chief Financial Officer. Prior to joining InterDigital, Mr. Brezski served as an audit manager for PwC in its technology, information, communications and entertainment practice, where he provided business advisory and auditing services to product and service companies in the electronics, software and technology industries. Mr. Brezski earned a Bachelor of Science in Accountancy from Villanova University and an Executive Master of Business Administration from Hofstra University.
Julia C. Mattis is InterDigital’s Chief Licensing Officer, responsible for overseeing the company’s complete licensing portfolio and activities. Ms. Mattis joined InterDigital in 2010 and previously served in senior roles in the legal and licensing teams, including Vice President, Chief Licensing Counsel from 2021 through 2024 and Head of Smartphone Licensing from 2024 through September 2025 when she was appointed Chief Licensing Officer. Throughout her career at InterDigital, she has been responsible for closing license agreements with some of the world's leading smartphone and consumer electronics manufacturers. Before joining InterDigital, Ms. Mattis worked in private practice at McGuireWoods LLP and Troutman Pepper Locke LLP where she focused on intellectual property transactions. Ms. Mattis holds a Juris Doctor degree from the University of Richmond School of Law and a Bachelor of Arts degree from James Madison University.
Rajesh Pankaj is InterDigital’s Chief Technology Officer, responsible for leading the company’s technology vision and strategy and advancing the company’s technology roadmaps. Dr. Pankaj joined InterDigital in July 2022 from Qualcomm where he most recently served as a Senior Vice President, Engineering and the Head of Corporate Research and Development. In that role, he oversaw research in 5G, 4G LTE, artificial intelligence (AI), edge computing, and augmented reality. During his 25 years at Qualcomm, he also served in a variety of other R&D and engineering roles. Dr. Pankaj is an inventor or co-inventor on 230 patents worldwide. Dr. Pankaj holds a PhD in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology and a Bachelor of Technology degree from the Indian Institute of Technology, Kanpur.

Joshua D. Schmidt is InterDigital’s Chief Legal Officer and Corporate Secretary, responsible for managing the company’s legal functions. Mr. Schmidt joined InterDigital in 2015 and previously served as Vice President, Deputy General Counsel, with responsibility for the company’s corporate, commercial, employment and compliance functions, as well as the company’s environmental, social and governance initiatives and was promoted to Chief Legal Officer and Corporate Secretary in October 2021. Prior to that role, Mr. Schmidt served in a variety of roles within InterDigital’s legal department, with primary responsibility for the company’s M&A, corporate governance, and commercial contracting functions. Before joining InterDigital, Mr. Schmidt was an associate at Dechert LLP, where he focused his practice on private and public company M&A, securities offerings, venture capital transactions and joint ventures. Mr. Schmidt holds a Juris Doctor degree from Duke University School of Law and a Bachelor of Science in Business Administration: Finance from the University of Pittsburgh.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) covers all material elements of compensation awarded to, earned by or paid to the company’s Named Executive Officers (“NEOs”) during 2025 and focuses on the principles underlying the company’s executive compensation policies and decisions.
The CD&A discusses the compensation for the following individuals:

NEO	Position as of December 31, 2025
Liren Chen	President and Chief Executive Officer (“CEO”)
Richard J. Brezski	Chief Financial Officer (“CFO”) and Treasurer
Julia C. Mattis	Chief Licensing Officer
Rajesh Pankaj	Chief Technology Officer
Joshua D. Schmidt	Chief Legal Officer and Corporate Secretary
Eeva K. Hakoranta*	Former Chief Licensing Officer
*Ms. Hakoranta ceased to serve as an executive officer effective April 4, 2025, and remained as a special advisor with the company through July 4, 2025.
Executive Summary
2025 Business Highlights
In 2025, we achieved several significant financial and operational results:

Total Revenue Delivered full year 2025 revenue of $834 million and Annualized Recurring Revenue (ARR) of $582 million, up 24% year over year.
Adjusted EBITDA Margin* Record Adjusted EBITDA* of $589 million; adjusted EBITDA margin* of 71%, up 8 percentage points year over year.	EPS Full year GAAP EPS of $11.80 and non-GAAP EPS* of $15.31.	Total Shareholder Return Generated TSR of 66% in fiscal 2025 and annualized five year TSR of 42.0%.
Licensing Agreements Signed 8 new license agreements in 2025 and we now license eight of the top ten smartphone manufacturers covering 85% of the overall market.	New Patents Grew our patent portfolio 14% to approximately 38,000 granted patents and pending applications.	Return of Capital Record cash flows from operating activities of $544 million, with a total of $169 million used to return capital to shareholders.
*Adjusted EBITDA, adjusted EBITDA margin, non-GAAP EPS and free cash flow are non-GAAP financial measures. See Appendix A for an explanation of how these metrics are used and a detailed reconciliation to the most directly comparable GAAP measure.
2025 Compensation Decisions and Actions
The following are highlights of the key compensation decisions made by the Human Capital Committee for 2025:
•Provided a majority of our executives’ target compensation in equity to align our executives’ interests with those of our shareholders. Approximately 82% of our CEO’s 2025 target compensation and, on average, 76% of 2025 target compensation for our other NEOs was in equity incentives, with approximately 67% of our CEO’s and 50% of our other NEOs’ 2025 equity in the form of performance-based equity awards.
•Paid Short Term Incentive Program (“STIP”) awards out at 178% of target based on performance results, including revenue of $834 million, the second highest in the company's history, and continued growth of our patent portfolio by 14% year over year.

•Based on shareholder feedback, designed our 2025 Long Term Compensation Program's ("LTCP") performance-based equity to be based on average pro forma EBITDA over the full three-year period rather than the highest four quarters during the performance period. Pro forma EBITDA is a supplemental non-GAAP financial measure that InterDigital believes provides investors with important insight into our ongoing business performance. Additional information can be found in Appendix A.
•Amended our stock ownership guidelines to be more rigorous by increasing our CEO's target ownership level from 5x to 6x his annual salary.
Shareholder Engagement and Results from 2025 Shareholder Advisory Vote on Executive Compensation
At the 2025 annual meeting of shareholders, we held an advisory vote on executive compensation. In 2025, we received shareholder support for our executive compensation programs with say on pay support of approximately 96%. The Human Capital Committee considers the results of the annual advisory vote on executive compensation as an important data point in its compensation decisions.
The Human Capital Committee actively and directly seeks out feedback from shareholders regarding the executive compensation program. Specifically, in the fall of 2025, the Chair of the Human Capital Committee, our investor relations team, and as appropriate, members of senior management, reached out to 25 of our largest investors, which collectively own about 70% of our outstanding shares, and ultimately engaged with certain of these investors to discuss and receive input, including about our executive compensation.
In addition, during fiscal year 2025, our investor relations team participated in sixteen investor conferences and seven non-deal roadshow events and engaged with existing and prospective institutional investors in over 200 meetings to keep an open dialog about our business and performance. Our investor relations team discusses with our shareholders any subject they wish to raise, subject to the limitations of applicable securities law, including financial activities, strategy, sustainability and executive compensation.
Good Governance Practices and Policies
The Human Capital Committee and the company strive to maintain good governance practices and regularly review and update such practices related to the compensation of our executives, including our NEOs. The following table highlights the responsible practices we have implemented, as well as the practices we have avoided, in order to best serve our shareholders’ long-term interests:

WHAT WE DO	WHAT WE DO NOT DO
✓ We incorporate shareholder feedback into our compensation program design.	☒ We do not have single-trigger payout provisions in our equity award agreements.
✓ We create a balanced compensation program through a mix of fixed and variable short- and long-term incentives.
✓ We cap payouts under our annual STIP to individual employees, including our NEOs, at two times target.	☒ We do not provide golden parachute tax gross-ups.
✓ We have double-trigger change in control payout provisions (i.e., an executive must be terminated in connection with a change in control in order to receive any change in control benefits).
✓ We maintain a clawback policy that allows for recoupment of excess incentive compensation paid to our executive officers in the event of certain accounting restatements.	☒ We do not provide excessive perquisites to executives that other employees at or above the senior director level do not receive.
✓  We have robust target stock ownership levels for our executive officers and directors, defining qualifying stock to include only shares of common stock or vested RSUs held outright or indirectly through the 401k.
☒ We do not permit the hedging or pledging of InterDigital stock by any employee, including executives.
✓  We review compensation-related risk with an outside independent compensation consultant on an annual basis to ensure our plans do not create incentives that would put the company at risk of a material adverse effect.
☒ We do not pay out dividend equivalents on unvested RSUs; accrued dividend equivalents are paid out only if and to the extent that the underlying RSU award vests.

What Guides Our Program
Compensation Objectives and Philosophy
The primary purpose of our executive compensation program is to attract, retain and motivate talented individuals who will drive the successful execution of the company’s strategic plan. Specifically, we aim to:
•attract talented leaders to serve as executives by setting total compensation levels and incentive program targets at competitive levels for comparable roles in the marketplace;
•retain our executives by providing a balanced mix of base salary and short and long-term incentive compensation;
•motivate our executives by “paying for performance,” and rewarding individual performance and the accomplishment of corporate goals, as determined by the Human Capital Committee, through performance-based compensation; and
•align the interests of executives and shareholders by rewarding our executives for increasing our stock price over the long term and maximizing shareholder value with a substantial portion of total compensation in the form of direct ownership in our company through long-term equity awards and meaningful ownership guidelines.
Pay for Performance (Principal Elements of Pay)
Our executive compensation program is intended to hold our executives accountable for business results and compensate them for strong corporate performance and value creation for our shareholders by rewarding performance that meets or exceeds the goals established by the Human Capital Committee. Our NEOs’ 2025 compensation program was comprised of base salary, STIP and LTCP awards. Consistent with our compensation philosophy, the actual compensation received by our NEOs will vary based on individual and corporate performance measured against annual and long-term performance goals. Additionally, because a significant percentage of our NEOs’ pay is comprised of equity awards, the value of their pay increases and decreases with changes in our stock price. For 2025, approximately 92% of our CEO’s annual target compensation, and on average, 86% of the target compensation of our other NEOs, was comprised of STIP and LTCP awards and thus variable based on the company’s performance.

The Decision-Making Process
Role of the Human Capital Committee. The Human Capital Committee oversees our executive compensation program and has final approval with respect to the composition, structure and amount of all executive officer compensation. The Human Capital Committee is comprised of at least three independent members of the Board. Guided by its philosophy that the interests of key leadership should be aligned with the long-term interests of the company and its shareholders, the Human Capital Committee annually reviews and approves goals relevant to the performance-based incentive compensation of the CEO and other executive officers. The Human Capital Committee works very closely with management and the Human Capital Committee’s independent consultant to examine the effectiveness of the company’s executive compensation program throughout the year. Details of the Human Capital Committee’s authority and responsibilities are discussed above under “Board Structure and Committee Membership-Human Capital Committee” and are specified in the Human Capital Committee’s charter, which is available on the Investor Relations page of our corporate website.
Role of Executives. As part of the annual performance and compensation review for executives other than the CEO, the Human Capital Committee considers the CEO’s assessment of the other executives’ performances, reviewing major individual accomplishments and other recommendations of the CEO regarding their compensation. The CEO, along with the CFO, also reports to the Human Capital Committee on the company’s achievement of objectively measurable goals established under performance-based incentive programs.

Role and Independence of Advisors. The Human Capital Committee has authority to retain independent consultants and other experts to assist in carrying out its responsibilities. The Human Capital Committee selects the consultant, negotiates the fees paid and manages the engagement. The Human Capital Committee has engaged FW Cook, a national executive compensation consulting firm, to advise it and the rest of the Board on matters including, but not limited to, trends in executive compensation, compensation peer group composition, assessing total direct compensation of the executives as compared to the compensation peer group, and short and long-term incentive plan design and compensation of the company’s executive officers. Based on consideration of the factors as set forth in applicable SEC rules and listing standards of the Nasdaq Stock Market, the Human Capital Committee has determined that FW Cook has no conflicts of interest in providing its services.
Factors Considered in Setting Compensation Amounts and Targets. In establishing compensation amounts and incentive program targets for executives, the Human Capital Committee seeks to provide compensation that is competitive under current market conditions and industry practices. Accordingly, the Human Capital Committee annually reviews market data that is comprised of proxy-disclosed data from peer companies and information from nationally recognized published surveys for high-technology companies, adjusted for size.
Consistent with its review practices, in the fall of 2024, our compensation consultant FW Cook assisted the Human Capital Committee with its process of annually reviewing peer group companies for 2025 compensation purposes. The peer group approved by our Human Capital Committee was chosen based on an assessment of each company’s similarity with InterDigital with respect to business model, revenue and market capitalization. The Human Capital Committee’s objective in selecting this peer group was to include a mix of similar-sized public companies with a technology patent/licensing business and companies that operate in the system and application software sectors. Targeted companies generally had revenues between 0.4x and 2.5x of InterDigital's at the time of the analysis and market capitalization between 0.33x and 3.0x of InterDigital's. For 2025, ADTRAN was removed from the peer group because it did not meet the market size criteria and Everbridge was removed because it was acquired. Blackbaud was added as a replacement for the two removed peers.
The companies comprising the 2025 compensation peer group were as follows:

Adeia, Inc.	Dolby Laboratories, Inc.	Semtech Corporation
Aspen Technology, Inc.	LiveRamp Holdings, Inc.	Silicon Laboratories, Inc.
Blackbaud	Manhattan Associates, Inc.	Synaptics Inc.
CSG Systems International, Inc.	Progress Software Corporation	Universal Display Corp
Guidewire Software, Inc.	Qualys, Inc.
Digi International, Inc.	Rambus, Inc.
In the fall of 2024, FW Cook conducted an executive compensation review using peer group and market data from nationally recognized published surveys to provide the Human Capital Committee context on competitive compensation for comparable executive positions. There is no targeted benchmark level of compensation, but the data are used as reference points to guide the Committee in its efforts to set executive compensation levels and program targets at competitive levels for comparable roles in the marketplace. The Committee believes that executive pay should be determined using a holistic approach, taking into account a wide variety of factors, such as the importance of each executive officer’s role to the company, individual expertise, experience and performance, retention concerns, internal parity and relevant compensation trends in the marketplace, in making its final compensation determinations.
2025 Executive Compensation in Detail
Base Salary
Base salary is the fixed element of an executive’s cash compensation, which the company pays to afford each executive the baseline financial security necessary to focus on his or her day-to-day responsibilities. Base salaries for the executives are set at competitive levels to attract and retain highly qualified and talented leaders. The Human Capital Committee reviews and approves base salaries for the executives annually, however, executive base salaries are not subject to automatic annual adjustments.

The Human Capital Committee reviews market data and base salaries of executive officers in the company’s compensation peer group and considers the executive’s experience, scope of responsibility, importance to the company and individual performance when setting base salary. For 2025, the base salary remained flat for Mr. Pankaj and Ms. Hakoranta because market data showed that their salaries were within the median range for their respective positions. In order to remain competitive with comparable positions in their peer group, base salary increases were given to Messrs. Chen, Brezski and Schmidt for 2025. Set forth below are the 2024 and 2025 base salaries for our NEOs:

NEO	2024	2025	% Increase
Liren Chen	$710,000	$760,000	7%
Richard J. Brezski	$440,000	$475,000	8%
Julia C. Mattis (1)	$360,000	$400,000	11%
Rajesh Pankaj	$490,000	$490,000	—%
Joshua D. Schmidt	$400,000	$430,000	8%
Eeva K. Hakoranta(2)	€411,000	€411,000	—%
(1) Ms. Mattis received an 8% increase to her base salary upon her promotion to Chief Licensing Officer in September 2025 after receiving an annual 3% merit increase in March 2025.
(2) Ms. Hakoranta received her salary and other cash compensation in euros.
Short-Term Incentive Plan
The annual STIP is designed to reward the achievement of corporate goals and individual accomplishments during each fiscal year. Individual STIP payouts are determined based on performance against pre-determined strategic corporate goals and individual performance. In 2025, the Human Capital Committee increased the Chief Executive Officer’s target bonus from 105% to 125% of base salary to better align with market trends. Ms. Mattis's target bonus was increased from 50% to 60% of base salary as a result of her promotion to Chief Licensing Officer in September 2025. No other changes were made to the target STIP levels. STIP payouts are capped at 200% of target for each executive.

NEO	2024 Target STIP Level (% of Base Salary)	2025 Target STIP Level (% of Base Salary)
Liren Chen	105%	125%
Richard J. Brezski	75%	75%
Julia C. Mattis	50%	60%
Rajesh Pankaj	75%	75%
Joshua D. Schmidt	75%	75%
Eeva K. Hakoranta	75%	75%
The STIP is designed to ensure that corporate performance is a primary factor in determining payout. Baseline funding of the STIP is determined entirely on corporate goal achievement with individual performance as a modifier. The STIP payout for 2025 was determined as follows:

Corporate Performance Goals. For 2025, the corporate performance goals for the company’s executives and the relative weights assigned to each were as follows, with a maximum payout of 200% of target:

2025 STIP Corporate Performance Goals:
Performance Measure (relative weight)	Description	Goal/Objectives	Determination of Payout Level
Total Revenue (60%)	Achieve specified amount of recognized revenue as reported in our financial statements	Target is estimated recognized revenue as reported in 2025 financial statements Threshold = $660M Target = $710M
Minimum threshold set, below which would yield 0% achievement

Each $1 million above threshold equals 0.5% achievement up to target; each $1 million achievement above target equals 1.0% achievement above target

Innovation (30%)	Patent filings	Meet or exceed specified number of first patent filings Target = 800 first patent filings	Percent achievement equals first patent filings as % of target filings
Evolution (10%)	Execute Human Capital initiatives	Execute Human Capital initiatives with focus on Cultural Transformation	Bonus element pays out if specific, pre-defined strategic accomplishments are achieved

These corporate performance goals were structured to challenge and motivate executives and intended to align the executive team around a key set of company performance objectives. The annual revenue targets are set to reflect the company's underlying performance and support sustainable growth. In setting performance goals, the Human Capital Committee recognizes that our reported revenue can fluctuate meaningfully from year-to-year due to the timing of revenue recognition, particularly the impact of "catch-up revenue", which reflects revenue attributable to periods prior to the execution of a license agreement. Catch-up revenue can be significant and episodic, and is typically recorded at the time multi-year licensing agreements are executed resulting in variability of annual reported revenue. For 2025, the target revenue goal of $710M includes material growth of our recurring revenue base but appears lower than reported 2024 revenue of $869M because 2024 reported revenue includes substantial catch-up contributions amounting to $460M. Our STIP targets are aligned with the company's recurring revenue base and expected operational performance related to new agreements and enforcement actions, promoting incentives that are achievable, within management's influence, and aligned with long-term shareholder value creation. Additionally, the goals further our long-term strategy to be a leading innovator, designer and developer of fundamental, horizontal technologies and to receive fair compensation from the companies that implement our patented innovations in their products and services across licensing programs. We want to grow our licensing revenue, grow and enhance our worldwide patent portfolio and execute on human capital initiatives. Our goal is to foster an environment where employees feel valued, respected and challenged in order to enable our workforce to continue to contribute to the company’s growth and sustained success.
On January 22, 2026, the CEO reported to the Human Capital Committee on the final achievement of the revenue and strategic corporate goals and provided his assessment with respect to individual NEOs’ performance for the year. Total revenue in 2025 was $834 million. The table below contains details of the achievement of each of the corporate strategic performance components of the STIP, along with the payout assigned to each component according to its level of achievement.

Corporate Strategic Performance Goals: Outcomes
Goal (Target metric weight)	Threshold Payout	Target Payout	Achievement	Component Payout
Total Revenue (60%)	$660M 30%	$710M 60%	Total Revenue of $834M Each $1M above $710M is 1.0% achievement (achieved 224% of target)	134%
Innovation (30%)	0%	30%	890 first patent filings (achieved 111% of target)	33%
Evolution (10%)	0%	10%	Continued execution of Culture Development Plan (100% achievement)	10%
Overall Corporate Achievement*				178%
* Although individual goal achievement is not capped, the overall STIP payout is capped at 200%.
Personal Performance Component. The personal performance component of each NEO’s STIP award is based on pre-established criteria and evaluated by the Human Capital Committee at the end of the year. For the CEO, the Human Capital Committee considered the Board’s assessment of his performance, as reflected in the assessment by the non-executive Chairman of the Board.
For 2025, Mr. Chen was further assessed on performance of the strategic corporate goals as his personal achievement of the following:

Goal	Achievements
Revenue/ Financial Strength
InterDigital increased annualized recurring revenue to $582 million, up 24% year over year. Mr. Chen led the achievement of strong revenue while maintaining cost discipline, resulting in full-year adjusted EBITDA of $589 million and non-GAAP EPS of $15.31.

Innovation
Mr. Chen’s continued emphasis on and support of innovation drove above target achievement in 2025 leading to a 14% year-over-year growth of our patent portfolio to approximately 38,000 granted patents and applications and our 4th year of recognition as a global innovation leader by LexisNexis.

Evolution
Mr. Chen continued to support the evolution of the corporate culture to drive talent growth and retention by supporting our market competitive compensation program at all levels of the organization and our employee and leadership development programs.

In addition to the strong financial results and continued focus on research and development, Mr. Chen led continued progress across all of the company's licensing verticals, including the completion of the Samsung smartphone license agreement, an agreement with HP Inc., the world's largest personal computer manufacturer, and the initiation of licensing enforcement initiatives against Disney+, Hulu + and ESPN+. Finally, the acquisition of the artificial intelligence (AI) startup Deep Render, completed in the fourth quarter 2025, is expected to strengthen the engineering team and advance the company's research in AI and video compression.
For the other NEOs, the Human Capital Committee reviewed the performance assessments provided by Mr. Chen with respect to each executive’s individual performance and also considered its own direct interactions with each NEO. The Human Capital Committee included the impact on achievement of the strategic corporate goals and how well such NEO’s department performed during the year with respect to the department’s goals/primary projects. After completing the evaluations, the Human Capital Committee determined that the personal performance achievement against objectives for each NEO employed by the company at the end of 2025 was as follows:

NEO	Personal Performance Factor (0%-200%)
Liren Chen	100%
Richard J. Brezski	100%
Julia C. Mattis	100%
Rajesh Pankaj	100%
Joshua D. Schmidt	100%
Eeva K. Hakoranta*	NA
*Ms. Hakoranta received a pro-rata portion of her 2025 STIP at actual corporate performance pursuant to the terms of her Employment Agreement. See "Payments upon termination without cause for Eeva Hakoranta".
STIP Payout Calculation. Using the formula presented above, the payout for each executive was based on both Corporate Achievement and Personal Performance. The following table lays out the calculations for each NEO employed by the company at the end of 2025:

NEO	2025 Base Salary ($)	Target as percentage of base salary	Target bonus ($)	Corporate Achievement	Personal Performance	Overall achievement as % of target	Actual Bonus ($)
Liren Chen	760,000	125%	950,000	178%	100%	178%	1,691,000
Richard J. Brezski	475,000	75%	356,250	178%	100%	178%	634,125
Julia C. Mattis	400,000	60%	240,000	178%	100%	178%	427,200
Rajesh Pankaj	490,000	75%	367,500	178%	100%	178%	654,150
Joshua D. Schmidt	430,000	75%	322,500	178%	100%	178%	574,050
Eeva K. Hakoranta*	€411,224	75%	€156,306	178%	100%	178%	€278,252
* Ms. Hakoranta, upon termination, remained eligible for a pro-rated portion of her 2025 STIP based on company performance pursuant to the terms of her employment agreement; the pro-rated target bonus is included above.
Long-Term Compensation Program
The LTCP is designed to align management’s interests with those of the company’s shareholders to maximize the value of the company’s stock over the long term and to enhance retention efforts by incentivizing executive officers to drive the company’s long-term strategic plan. It consists of three components:

Equity Vehicle	What it Does	Vesting Requirements
Performance-based RSUs	Aligns NEO and shareholder interests by tying value to both business results and future stock price.	Achievement of specified performance goals is required for vesting. For performance that falls below threshold achievement, no equity vests; vesting is capped at 200% of target. Performance-based options’ exercise term is 10 years.
Performance-based stock options	Rewards for stock price appreciation and achievement of underlying goals.
Time-based RSUs	Focuses our executives on long-term share ownership and sustained value.	Three-year ratable vesting of shares.

2025 LTCP Grant
The Human Capital Committee determines annually the participation level and components of each executive officer’s LTCP award, considering market data and internal pay equity among the company’s NEOs and other executives to motivate and incentivize performance across the senior management team and encourage collaboration and shared responsibility for executing the company’s strategic plan. In 2025, the Human Capital Committee determined that approximately two-thirds of our CEO’s LTCP would be provided in performance-based equity, split equally between RSUs and options, with the remaining one-third in time-based RSUs. The LTCP mix for our other NEOs in 2025 remained at 50% performance-based RSUs and 50% time-based RSUs. The Human Capital Committee approved LTCP awards to the company’s employees, including the NEOs, which were granted on March 31, 2025. The 2025 LTCP grants were comprised of the following equity vehicles:

	2025 LTCP Grant: Equity Mix
NEO	Performance-Based RSUs	Performance-Based Stock Options	Time-Based RSUs
Liren Chen	33 1/3%	33 1/3%	33 1/3%
Richard J. Brezski	50%	—	50%
Julia C. Mattis	50%	—	50%
Rajesh Pankaj	50%	—	50%
Joshua D. Schmidt	50%	—	50%
Eeva K. Hakoranta	50%	—	50%
The table below shows the target award values for the 2025 LTCP grant for each of the NEOs:

	Performance-Based RSUs ($)(1)	Performance-Based Stock Options ($)(2)	Time-Based RSUs ($)(1)	Total Value ($)
Liren Chen	2,666,666	2,666,667	2,666,667	8,000,000
Richard J. Brezski	1,400,000	—	1,400,000	2,800,000
Julia C. Mattis (3)	750,000	—	750,000	1,500,000
Rajesh Pankaj	1,500,000	—	1,500,000	3,000,000
Joshua D. Schmidt	1,000,000	—	1,000,000	2,000,000
Eeva K. Hakoranta (4)	1,400,000	—	1,400,000	2,800,000
(1) Award amounts for performance-based and time-based RSUs were determined based on the closing price of InterDigital’s common stock on the date of grant.
(2) Individual award amounts for options were calculated based on Black-Scholes values; additional information can be found in footnote 5 to the Summary Compensation Table below.
(3) Ms. Mattis received a $500,000 LTCP award in March 2025 and another $1,000,000 LTCP award in December 2025 as a result of her promotion to Chief Licensing Officer in September 2025, for a total of $1,500,000 in LTCP awards.
(4) Ms. Hakoranta forfeited the 2025 LTCP performance-based RSUs upon her separation and she received a pro-rata portion of the 2025 LTCP time-based RSUs upon separation.

2025 LTCP Time-based RSUs. Time-based RSUs granted to our NEOs in 2025 vest over three years, with one-third of the RSUs vesting and being delivered on or about each of the first three anniversaries of the grant date.
2025 LTCP Performance-Based RSUs and Options. Performance-based RSUs and performance-based options (the “Performance Awards”) from the 2025 LTCP are earned based on the achievement of pre-determined goal(s) set by the Human Capital Committee. The metric for the 2025 LTCP goal is pro forma EBITDA, which measures overall profitability of the company. Pro forma EBITDA is a supplemental non-GAAP financial measure that InterDigital believes provides investors with important insight into our ongoing business performance. Additional information can be found in Appendix A.
The Performance Awards, if earned, may vest at the end of the three-year performance period (January 1, 2025 through December 31, 2027) based on specified threshold, target, and maximum average levels of pro forma EBITDA measured over the three-year performance period. Based on shareholder feedback, the goal will measure average pro forma EBITDA over the full three-year performance period rather than the highest four quarters during the performance period. If the threshold level of achievement is not met, there is no payout. Achievement of the threshold performance level will result in 50% of target payout. Goal achievement for performance that falls between the amounts established for threshold, target and maximum achievement above is calculated using linear straight-line interpolation between the target achievement level and the actual achievement level. The payout cannot exceed 200% of target.

Status of Prior LTCP Grants:
2021 LTCP Grant: Forty percent of the 2021 LTCP performance-based awards have a five-year performance period (January 1, 2021 through December 31, 2025) and were set as milestone awards that may vest based on achievement of certain Consumer Electronics Revenue Platform ("CE Revenue Platform") goals. Each milestone goal achievement provided for a partial vesting (25% of target), with each milestone being an additional $25 million of CE Revenue Platform (the amount of revenue from existing contracts for the next 12-month period). The first milestone was achieved in June 2020 and the second was achieved in December 2023. The third and fourth milestones were not achieved at the end of the performance period, and the corresponding portion of the awards were forfeited.
2023 LTCP Grant: The 2023 LTCP performance-based awards are earned based upon the achievement of specified threshold, target and maximum levels of pro forma EBITDA measured quarterly during years two through three of the performance period, January 1, 2023 through December 31, 2025, on a trailing four quarter basis. The highest consecutive four quarters determines goal achievement. If the threshold level of achievement is not met, there is no payout. The pro forma EBITDA goal associated with the 2023 LTCP was as follows:

	Threshold	Target	Superior
Pro forma EBITDA	$175M	$275M	$375M
The CEO reported to the Human Capital Committee that the four-quarter period measured from Q2 2024 through Q1 2025 exceeded the superior achievement. Each trailing four quarter period during the second and third years of the performance period achieved pro forma EBITDA that exceeded the superior goal, with high-water mark of $737 million for the four-quarter period from Q4 2024 through Q3 2025. The Human Capital Committee determined that the company’s goal achievement exceeded superior performance and, as a result, 200% of the performance-based equity vested in March 2026. Pro forma EBITDA is a non-GAAP financial measure. See Appendix A for an explanation of how this metric is used and a detailed reconciliation to the most directly comparable GAAP measure.
Other Compensation-Related Practices, Policies and Guidelines
Stock Ownership Guidelines
To align the interests of our executive officers with those of our shareholders, the company has established stock ownership guidelines for its executive officers. The CEO’s target ownership level is an amount of company stock with a value of at least six times his current annual base salary. The company’s other executive officers are expected to own an amount of company stock with a value of at least two times their current annual base salary. The guidelines were amended in March 2025 to provide that the CEO’s target ownership level is at least six (up from five) times his annual salary.
For purposes of calculating the value of company stock holdings, each share is priced at a price per share/unit equal to the average closing price of the company’s common stock for the 200 trading days leading up to and including the calculation date. The 200-day average closing price was also amended to be calculated annually on June 1 each year, instead of on the date of the company’s annual meeting of shareholders.
Any executive who has not reached or fails to maintain their target ownership level must retain at least 50% of any after-tax shares derived from the vesting of any awards or from exercised options until their level is met. An executive may not make any disposition of shares that results in their holdings falling below the target level without the express approval of the Human Capital Committee. As of December 31, 2025, all of our executive officers had either met their target ownership level or had more time to do so, and all executive officers who had not yet met their target ownership level were in compliance with the guidelines.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
We do not have a formal policy regarding the timing of awards of options in relation to our disclosure of material nonpublic information. Typically, the Human Capital Committee approves the amount and timing of the annual grant, including any option component thereof, at its regular quarterly meeting during first fiscal quarter. The Human Capital Committee does not grant option awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation.
No stock options were granted during 2025 in the periods beginning four business days before the filing of a quarterly report on Form 10-Q, the filing of an annual report on Form 10-K, or the filing or furnishing of a current report on Form 8-K that disclosed material nonpublic information, and ending one business day after the filing or furnishing of such report.

Clawback Policy
The company adopted a revised Clawback Policy in 2023, in compliance with applicable rules of Nasdaq and Section 10D and Rule 10D-1 of the Exchange Act. The policy requires the company to recover any incentive-based compensation from NEOs in the event of any accounting restatement as a result of the company’s material non-compliance with financial reporting requirements, to the extent that the incentive-based compensation exceeds the amount that the executive would have received based on the restated financial statements. The policy allows recoupment from certain other executives of the company. The Board delegated authority to the Human Capital Committee to oversee the policy’s administration.
Savings and Protection and Nonqualified Deferred Compensation Plans
The company’s Savings and Protection Plan (“401(k) Plan”) is a tax-qualified retirement savings plan pursuant to which employees, including NEOs, are able to contribute the lesser of 100% of their annual base salary and bonus or the annual limit prescribed by the Internal Revenue Service (“IRS”) on a pre-tax basis. The company provides a 50% matching contribution on the first 6% of an employee’s eligible earnings contributed to the 401(k) Plan, up to the cap mandated by the IRS. The company offers this benefit to encourage employees to save for retirement and to provide a tax-advantaged means for doing so.
As noted above, the IRS imposes limits on the amounts that an employee may contribute annually to tax qualified plans such as the 401(k) Plan. The company’s nonqualified deferred compensation plan (the “Deferred Compensation Plan”) provides a select group of management and highly compensated employees, including the NEOs, with an opportunity to defer up to 40% of their base salary and up to 100% of their STIP payment. For 2025, the company matched up to 50% of the first 6% of the participant’s eligible compensation, determined on a combined plan basis taking into account both the Deferred Compensation Plan and the 401(k) Plan. Matching contributions are made once annually after the end of the year. Participants vest one-third in company matching contributions after one year of service, two-thirds after two years of service and fully after three years of service, a vesting schedule identical to the 401(k) Plan. For more information about the nonqualified deferred compensation plan, see “Nonqualified Deferred Compensation.”
Severance Arrangements with NEOs
The company amended and restated the InterDigital, Inc. Executive Severance and Change in Control Policy (the “Executive Severance Policy”), which automatically renews for additional successive one-year periods (unless the company provides notice of non-renewal at least 30 days before the expiration of the term (as extended by any renewal period)), in September 2025. The policy applies to all NEOs except for Ms. Hakoranta, whose severance arrangements, in compliance with local law, were set forth in her employment agreement. Among other things, the Executive Severance Policy provides severance payments and benefits upon certain qualifying terminations of employment, including upon termination of the NEO’s employment by the company without Cause, and provides for enhanced payments and benefits if such termination occurs on or within one year after a Change in Control (two years for the CEO), each as defined in the Executive Severance Policy. Ms. Hakoranta’s employment agreement provided similar payments and benefits. The amendment added a requirement that eligible executives execute an Executive Mutual Agreement for Individual Arbitration in order to be eligible for the benefits under the Plan. See “Potential Payments upon Termination or Change in Control.”
Compensation-Related Risk Assessment
We have assessed our employee compensation policies and practices and determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, the Human Capital Committee considered all components of our compensation program and assessed any associated risks. The Human Capital Committee also considered the various strategies and measures employed by the company that mitigate such risk, including: (i) the overall balance achieved through our use of a mix of cash and equity, annual and long-term incentives and time- and performance-based compensation; (ii) our use of multi-year vesting periods for equity grants; (iii) limits on the maximum goal achievement levels and overall payout amounts under STIP and LTCP awards; (iv) the company’s adoption of, and adherence to, various compliance programs, including the Code of Ethics, a clawback policy, a contract review and approval process and signature authority policy and a system of internal controls and procedures; and (v) the oversight exercised by the Human Capital Committee over the performance metrics and results under the STIP and the LTCP. In addition, our compensation programs are reviewed with the Human Capital Committee’s compensation consultant on an annual basis to ensure plans do not create incentives that would put the company at excessive risk. Based on FW Cook's most recent review and the assessment described above, the Human Capital Committee concluded that any risks associated with our compensation policies and practices were not reasonably likely to have a material adverse effect on the company.

Taxation of Executive Compensation
For income tax purposes, public companies may not deduct any portion of compensation that is in excess of $1 million paid in a taxable year to certain “covered employees,” including our named executive officers, under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), subject to certain limited exceptions (which may not be applicable to us). Nevertheless, our board of directors believes that it should not be constrained by the requirements of Section 162(m) if those requirements would impair flexibility in compensating our named executive officers in a manner that can best promote our corporate objectives. We intend to continue to compensate our executive officers in a manner consistent with the best interests of our shareholders and reserve the right to award compensation that may not be deductible under Section 162(m) where the company believes it is appropriate to do so.
Accounting for Share-Based Compensation
We follow FASB ASC Topic 718 for our share-based compensation awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render services in exchange for the option or other award.
Human Capital Committee Report
The Human Capital Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on its review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the company’s Annual Report on Form 10-K.
HUMAN CAPITAL COMMITTEE:
Jean F. Rankin, Chair
Derek Aberle
S. Douglas Hutcheson
John D. Markley, Jr.
The foregoing Human Capital Committee report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act and shall not otherwise be deemed filed under these acts, except to the extent specifically incorporated by reference.
Summary Compensation Table
The following table contains information concerning compensation awarded to, earned by or paid to our NEOs in the last three years (unless the NEO was not an executive officer of the company during such year). Our NEOs consist of: (i) Liren Chen, our President and CEO; (ii) Richard J. Brezski, our CFO and Treasurer; (iii) Julia C. Mattis, our Chief Licensing Officer as of September 2025; (iv) Rajesh Pankaj, our Chief Technology Officer; (v) Joshua D. Schmidt, our Chief Legal Officer and Corporate Secretary and (vi) Eeva K. Hakoranta, our former Chief Licensing Officer who ceased to be an executive officer in April 2025. Additional information regarding the items reflected in each column follows the table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Liren Chen	2025	750,384		3,999,999	1,333,333	1,691,000	72,841	7,847,557
President and Chief Executive Officer	2024	710,000		4,000,000	1,000,000	1,491,000	56,868	7,257,868
	2023	706,000		2,250,000	750,000	998,970	68,190	4,773,160
Richard J. Brezski	2025	468,269		2,100,000		634,125	37,343	3,239,737
Chief Financial Officer and Treasurer	2024	440,000		1,575,000		660,000	29,961	2,704,961
	2023	433,221		1,125,000		442,200	34,604	2,035,025
Julia C. Mattis	2025	376,064	50,000	1,875,000		427,200	13,746	2,742,010
Chief Licensing Officer
Rajesh Pankaj	2025	490,000		2,250,000		654,150	21,027	3,415,177
Chief Technology Officer	2024	490,000		1,725,000		735,000	6,327	2,956,327
	2023	490,000	466,667	1,125,000		492,450	31,055	2,605,172
Joshua D. Schmidt	2025	424,230		1,500,000		574,050	34,217	2,532,497
Chief Legal Officer and Corporate Secretary	2024	400,000		1,125,000		600,000	13,656	2,138,656
	2023	390,961		750,000		321,600	11,177	1,473,738
Eeva K. Hakoranta(8)	2025	250,739		2,100,000		326,640	1,478,484	4,155,863
Chief Licensing Officer	2024	427,000		1,575,000		640,500	1,535	2,644,035
	2023	447,385		1,125,000		457,000	1,535	2,030,920
(1) Base salary increases, as applicable, became effective on March 1 of each year. Amounts reported reflect the value of base salary earned by each NEO during such years.
(2) Ms. Mattis received a one-time cash bonus in 2025 as additional compensation for her service as Interim Chief Licensing Officer. In connection with his hiring as CTO in 2022, Mr. Pankaj received a sign-on cash bonus, a portion of which was received in 2023.
(3) Amounts reported reflect the grant date fair value computed in accordance with FASB ASC Topic 718 for time-based RSU awards granted during the designated fiscal year. The assumptions used in valuing these awards are incorporated by reference to Notes 2 and 13 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2025. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our employees is generally equal to the grant date fair value of the awards and is recognized over the vesting periods applicable to the awards.
(4) Amounts reported also reflect the value at the grant date of performance-based RSUs granted in such years based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in valuing these awards are incorporated by reference to Notes 2 and 13 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2025.
On March 31, 2025, the company granted performance-based RSU awards to its NEOs. As of the respective grant dates, consistent with the estimates determined as of the respective grant dates under FASB ASC Topic 718, the probable outcome of the performance conditions for these grants was estimated at 50% achievement and as a result, the grant date fair value was 50% of the target grant values. On December 15, 2025, Ms. Mattis was granted performance-based RSUs upon her promotion to Chief Licensing Officer and consistent with the estimates determined as of the grant date under FASB ASC Topic 718, the probable outcome of the performance condition for this grant was estimated at 170% of the target grant value.

The following table sets forth value of the performance-based RSUs granted to the NEOs in 2025 assuming that the highest level of performance conditions will be achieved and the grants vest at their maximum level of 200% of target:

NEO	Maximum Value Performance-Based RSU Awards 2025 LTCP ($)
Liren Chen	5,333,333
Richard J. Brezski	2,800,000
Julia C. Mattis	1,500,000
Rajesh Pankaj	3,000,000
Joshua D. Schmidt	2,000,000
Eeva K. Hakoranta	2,800,000
(5) Amounts reported reflect the value recognized for financial reporting purposes in accordance with FASB ASC Topic 718. During 2025, the company granted performance-based options to Mr. Chen, as part of the 2025 LTCP. As of the grant date, consistent with the estimates determined as of the respective grant dates under FASB ASC Topic 718, the probable outcome of the performance conditions for the performance options granted under the 2025 LTCP was estimated at 50% achievement, and therefore the grant date fair value was 50% of the target grant value.
Assuming that the highest level of performance conditions will be achieved and the grant vests at its maximum level of 200% of target, the maximum grant date fair value of the performance-based stock options granted to Mr. Chen under the 2025 LTCP would be $5,333,333. The weighted-average assumptions underlying this valuation under the Black-Scholes option pricing model are as follows: expected term of 6.48 years; volatility of 39.10%; a risk-free interest rate of 4.02%; and a dividend yield of 1.17%.
(6) Amounts reported consist of payouts earned under the company’s 2025 STIP.
(7) The following table details each component of the “All Other Compensation” column in the Summary Compensation Table for fiscal year 2025:

NEO	401(k) Plan Matching Contributions ($)(a)	Supplemental LTD ($)(b)	Deferred Compensation Plan Matching Contributions ($)(c)	Other ($)(d)	Total ($)
Liren Chen	10,500	5,599	56,742	—	72,841
Richard J. Brezski	10,500	3,495	23,348	—	37,343
Julia C. Mattis	10,500	3,246	—	—	13,746
Rajesh Pankaj	—	6,327	14,700	—	21,027
Joshua D. Schmidt	10,500	3,490	20,227	—	34,217
Eeva K. Hakoranta	—	845	—	1,477,639	1,478,484
(a) Amounts represent company matching contributions to all employees, including the NEOs, on 50% of the first 6% of the employee’s eligible salary and annual bonus contributed to the 401(k) Plan, up to the maximum amount permitted by the Internal Revenue Service.
(b) Amounts represent premium amounts paid by the company for supplemental executive long-term disability insurance for the benefit of such NEO.
(c) Amounts represent company matching contributions made pursuant to the company’s nonqualified deferred compensation plan for NEO contributions. For more information, see “Nonqualified Deferred Compensation.”
(d) Amount consists of severance ($724,104), vacation payout ($136,775) and accelerated RSU vesting ($616,760).

(8) Ms. Hakoranta receives her salary and other cash compensation in euros. 2025 amounts were converted to USD using an exchange rate of 1.0661.

Grants of Plan-Based Awards in 2025
The following table summarizes the grants of (i) cash awards under the STIP and (ii) options (OPT), time-based RSU awards (TRSU) and performance-based RSU awards (PSU), each made to the NEOs during the year ended December 31, 2025. Each of these types of awards is discussed in “Compensation Discussion and Analysis” above.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)(5)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Liren Chen	STIP		0	950,000	1,900,000
	OPT	3/31/2025				15,848	31,696	63,392		206.75	1,333,333
	TRSU	3/31/2025							12,898		2,666,666
	PSU	3/31/2025				6,449	12,898	25,796			1,333,333
Richard J. Brezski	STIP		0	356,250	712,500
	TRSU	3/31/2025							6,771		1,400,000
	PSU	3/31/2025				3,386	6,771	13,542			700,000
Julia C. Mattis	STIP		0	240,000	480,000
	TRSU	3/31/2025							1,813		375,000
	TRSU	12/15/2025							1,068		375,000
	PSU	3/31/2025				302	604	1,208			62,500
	PSU	12/15/2025				891	1,782	3,564			1,063,000
Rajesh Pankaj	STIP		0	367,500	735,000
	TRSU	3/31/2025							7,255		1,500,000
	PSU	3/31/2025				3,628	7,255	14,510			750,000
Joshua D. Schmidt	STIP		0	322,500	645,000
	TRSU	3/31/2025							4,836		1,000,000
	PSU	3/31/2025				2,418	4,836	9,672			500,000
Eeva K. Hakoranta (6)	STIP		0	328,804	657,608
	TRSU	3/31/2025							6,771		1,400,000
	PSU	3/31/2025				3,386	6,771	13,542			700,000
(1) Amounts reported represent the potential threshold, target and maximum STIP payouts depending on the level of performance achieved under the STIP for fiscal 2025. Such amounts ranged from 0% (if threshold not met for revenue goal) to 200% of the target payout, representing the maximum payout possible under the STIP. For all NEOs, the actual amount earned for fiscal 2025, which is reported in the Summary Compensation Table above, was based on the company’s achievement of the 2025 strategic corporate goals established by the Human Capital Committee and individual performance of the NEO during 2025.
(2) Amounts reported represent the potential threshold, target and maximum number of PSUs the NEO could earn pursuant to his or her PSU award for the 2025 LTCP. 100% achievement of the performance goal associated with the award results in a 100% payout of the associated target amounts. Goal achievement for performance that falls between the amounts established for threshold, target and maximum achievement is calculated using straight-line interpolation between the target achievement level and the actual achievement level, with a threshold payout of 50% of target and a maximum payout of 200% of target.
(3) Amounts reported represent the potential threshold, target and maximum number of performance-based options our CEO could earn pursuant to the 2025 LTCP. 100% achievement of the performance goal associated with the award results in 100% vesting of the associated target number of options. Goal achievement for performance that falls between the amounts established for threshold, target and maximum achievement is calculated using straight-line interpolation between the target achievement level and the actual achievement level, with a threshold vesting of 50% of target and a maximum vesting of 200% of target.
(4) Grant date fair value of RSU awards is determined in accordance with FASB ASC Topic 718. The TRSU awards granted in 2025 are scheduled to vest ratably over a three year period. Amounts reported for performance-based RSUs is based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

As of the date of grant, the probable outcome of the performance conditions for the PSUs granted pursuant to the 2025 LTCP was estimated at an expected achievement of 50%, and, as a result, their grant date fair value was 50% of the target grant value. Ms. Mattis was granted additional PSUs on December 15, 2025, upon her promotion; as of that date, the probable outcome of the performance conditions of the PSUs granted was 170%. See footnote 4 to the Summary Compensation Table above for the grant date fair value of the PSUs granted to the NEOs in 2025 assuming that the highest level of performance conditions will be achieved and the grants vest at their maximum level of 200% of target.
(5) Grant date fair value of performance-based option awards is determined in accordance with FASB ASC Topic 718. Amounts reported reflect the value at the grant date of the performance-based stock options granted in 2025 based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. As of the date of grant, the probable outcome of the performance conditions for these performance-based options granted pursuant to the 2025 LTCP was estimated at an expected achievement of 50%, and, as a result, their grant date fair value was 50% of the target grant value. See footnote 5 to the Summary Compensation Table above for the grant date fair value of the performance-based stock options granted to Mr. Chen in 2025 assuming that the highest level of performance conditions will be achieved and the grants vest at their maximum level of 200% of target.
(6) Ms. Hakoranta receives her salary and other cash compensation in euros. Amounts were converted to USD using an exchange rate of 1.0661.

Outstanding Equity Awards at 2025 Fiscal Year End
The following table sets forth information concerning outstanding option and stock awards of the NEOs as of December 31, 2025.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That have not vested (#) (3)	Market Value of Shares or Units of Stock that Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Yet Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Liren Chen	4/15/2021	79,418	5,530	73.15	4/15/2031
	4/15/2021 (new hire)	201,629		73.15	4/15/2031
	3/15/2022	108,482		62.19	3/15/2032
	3/31/2023(7)		125,360	72.90	3/31/2033
	3/31/2023					7,056	2,246,489
	3/31/2023 (7)							42,340	13,480,209
	3/20/2024(8)		28,153	104.15	3/20/2034
	3/20/2024					19,602	6,240,885
	3/20/2024(8)							9,801	3,120,442
	3/31/2024(9)		17,057	106.46	3/31/2034
	3/31/2024(9)							5,969	1,900,410
	3/31/2025 (10)		15,848	206.75	3/31/2035
	3/31/2025					12,997	4,137,985
	3/31/2025 (10)							6,499	2,069,152
Richard J. Brezski	3/31/2023					3,564	1,134,706
	3/31/2023(7)							21,385	6,808,556
	3/15/2024					6,965	2,217,517
	3/15/2024(8)							5,224	1,663,217
	3/31/2025					6,823	2,172,307
	3/31/2025(10)							3,412	1,086,313
Julia C. Mattis	3/31/2023					1,233	392,563
	3/31/2023(7)							2,465	784,807
	3/15/2024					1,741	554,300
	3/15/2024(8)							435	138,495
	9/15/2024					1,491	474,705
	3/31/2025					1,827	581,680
	3/31/2025 (10)							304	96,788
	12/15/2025 (10)					1,068
	12/15/2025 (10)							891
Rajesh Pankaj	3/31/2023					3,564	1,134,706
	3/31/2023(7)							21,385	6,808,556
	3/15/2024					7,628	2,428,603
	3/15/2024(8)							5,722	1,821,770
	3/31/2025					7,311	2,327,676
	3/31/2025 (10)							3,655	1,163,679
Joshua D. Schmidt	3/31/2023					2,376	756,471
	3/31/2023(7)							14,256	4,538,825
	3/15/2024					4,975	1,583,941
	3/15/2024(8)							3,731	1,187,876
	3/31/2025					4,873	1,551,466
	3/31/2025 (10)							2,437	775,892
Eeva K. Hakoranta	3/31/2023 (7)							16,356	5,207,423

(1) Amounts reported represent the number of unexercised performance-based options granted as part of Mr. Chen’s new hire compensation package and/or annual LTCP awards which vested upon the achievement of specified pre-approved milestones or goals.
(2) Amounts reported represent the number of performance-based options that would vest upon achievement of threshold performance, achievement of next specified pre-approved milestone or actual performance (for performance periods ending December 31, 2025) pursuant to awards of performance-based options granted for the applicable LTCP or the Special CEO Award.
(3) Time-based RSUs, including outstanding dividend equivalents. All time-based RSUs vest ratably, one third each year on either the anniversary of grant date or, if granted as part of the annual LTCP, on March 15 each year.
(4) Values reported were determined by multiplying the number of unvested time-based RSUs by $318.38, the closing price of our common stock on December 31, 2025.
(5) Numbers reported represent the number of performance-based RSUs that would vest upon achievement of threshold performance, achievement of next specified pre-approved milestone or actual achievement (for performance periods ending December 31, 2025) pursuant to awards of performance-based RSUs granted for the applicable LTCP or the Special CEO Award and include dividend equivalents.
(6) Values reported were determined by multiplying the reported number of unvested performance-based RSUs by $318.38, the closing price of our common stock on December 31, 2025.
(7) Number of performance-based RSUs or options granted for the 2023 LTCP at maximum performance. The Human Capital Committee determined that the goal achievement measured as of December 31, 2025 exceeded maximum, therefore, the maximum number of performance-based options and RSUs vested on March 15, 2026.
(8) Number of performance-based RSUs or options granted for the 2024 LTCP eligible to vest at threshold. Eligible to vest on March 15, 2027, subject to the achievement of pre-approved goals established by the Human Capital Committee measured as of December 31, 2026.
(9) Number of performance-based RSUs or options granted for the Special CEO Award eligible to vest upon the achievement of the next specified pre-approved milestone on the 15th of the month following the certification by the Human Capital Committee that the milestone goal was achieved, prior to December 31, 2030.
(10) Number of performance-based RSUs or options granted for the 2025 LTCP eligible to vest at threshold. Eligible to vest on March 15, 2028, subject to the achievement of pre-approved goals established by the Human Capital Committee measured as of December 31, 2027; Ms. Mattis received a supplemental 2025 LTCP grant on December 15, 2025 upon her promotion to Chief Licensing Officer.
Option Exercises and Stock Vested in 2025
The following table sets forth information, on an aggregated basis, concerning stock options exercised and stock awards vested during 2025 for the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Liren Chen	100,000	13,517,384	60,334	12,562,724
Richard J. Brezski	—	—	25,681	5,346,930
Julia C. Mattis	—	—	8,136	1,939,416
Rajesh Pankaj	—	—	67,640	15,294,411
Joshua D. Schmidt	—	—	15,870	3,304,194
Eeva K. Hakoranta	—	—	27,231	5,714,205
(1) Amounts reported represent the aggregate dollar amount realized upon exercise of options determined by the number of options exercised times the applicable market price less the number of options exercised times the option exercise price.
(2) Includes dividend equivalents accrued and paid out in additional shares of common stock upon the vesting of the underlying awards.
(3) Amounts reported represent the number of shares vested multiplied by the closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation
In 2013, the company introduced a nonqualified deferred compensation plan to complement the 401(k) Plan. The IRS imposes limits on the amounts that an employee may contribute annually to a 401(k) Plan account. The deferred compensation plan provides the company’s directors and designated select group of highly compensated employees, including the NEOs, with an opportunity to set aside additional compensation for their retirement. Pursuant to the terms of the deferred compensation plan, each eligible employee may elect to defer base salary and STIP payouts, and non-employee members of the Board may elect to defer Board fees, in each case, on a pre-tax basis and up to a maximum amount selected annually by the Human Capital Committee.
An employee participant or director may allocate deferrals to one or more deemed investments under the deferred compensation plan. The amount of earnings (or losses) that accrue to a participant’s account attributable to deferrals depends on the performance of investment alternatives selected by the participant. The deemed investment options are currently similar to those available under the 401(k) Plan. However, a participant’s election of investment alternatives as measuring devices for determining the value of a participant’s account does not represent actual ownership of, or any ownership rights in or to, the investments to which the investment alternatives refer, nor is the company in any way bound or directed to make actual investments corresponding to such deemed investments.
The company will not make any matching or discretionary contributions to the accounts of directors. However, the company may, but is not required to, make matching or discretionary contributions in cash to the accounts of employee participants. Any such company contributions are subject to a vesting schedule as determined by the Human Capital Committee. The specific terms for each plan year, including eligible compensation, minimum and maximum deferral amounts (by percentage of compensation) and matching terms, are determined by the Human Capital Committee.
Employee participant and director account payment obligations are payable in cash on a date or dates selected by the employee participant or director or upon certain specified events such as termination of employment, death or disability, subject to change in certain specified circumstances. An employee participant or director may elect to defer to a single lump-sum payment of his or her account, or may elect payments over time.
For the 2025 plan year, eligible employees could elect to defer from 1% to 40% of their base salary and from 1% to 100% of their STIP. Matching contributions are determined on a combined plan basis taking into account deferred amounts under both the 401(k) Plan and the deferred compensation plan. Deferral elections had to be made by December 31, 2024. For 2025, a participant’s total match for the 401(k) and deferred compensation plan was 50% of the combined contributions, up to 6% of the participant’s eligible compensation. Matching contributions under the deferred compensation plan were deemed to be notionally invested in investment alternatives elected by the NEO that are similar to those available to participants in the 401(k) Plan. Matching contributions are made once annually after the end of the year. Matching contributions vest ratably based on years of service of the participant over three years in one-third increments, with the first vesting occurring after one year of service.
The following table sets forth the relevant NEO information regarding the deferred compensation plan for 2025.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
Liren Chen	1,418,403	56,742	1,604,666	-	11,927,185
Richard J. Brezski	46,826	23,348	126,598	76,415	820,972
Julia C. Mattis	—	—	—	—	—
Rajesh Pankaj	29,400	14,700	2,759	—	32,159
Joshua D. Schmidt	180,000	20,227	32,902	—	212,902
Eeva K. Hakoranta	—	—	—	—	—
(1) Contributions include deferred 2025 salary amounts and deferred 2024 STIP amounts (corresponding to the portion of the 2024 STIP amount paid in 2025). The payouts of the 2025 STIP were not made until 2026. As a result, any deferrals of the 2025 STIP are not reflected in this column, instead deferrals of 2024 STIP, paid in 2025, are included in this column. For Messrs. Chen, Brezski and Pankaj, $300,153, $46,826 and $29,400, respectively, was included in the “Salary” column of the Summary Compensation Table. For Messrs. Chen and Schmidt, $1,118,250 and $180,000 respectively, was included in the "Non-Equity Incentive Plan Compensation" column of the 2024 Summary Compensation Table.

(2) For the 2025 plan year, the company matched deferrals up to 50% of the first 6% of the participant’s base salary and annual bonus, determined on a combined plan basis taking into account eligible compensation under both the 401(k) Plan and the deferred compensation plan during the 2025 calendar year. The amounts disclosed in this column reflect matching contributions (made by the company in 2026) for 2025 NEO deferral contributions. Amounts are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal year 2025.
(3) The company does not pay guaranteed, above-market or preferential earnings on deferred compensation. Therefore, the amounts in this column are not included in the Summary Compensation Table. Balances include earnings (losses) credited to the NEO’s account from notional investment alternatives elected by the NEO from alternatives that are similar to those available to participants in the 401(k) Plan.
(4) Aggregate distribution made to Mr. Brezski in fiscal year 2025.
(5) Aggregate balance consists of employee contributions made in 2013 through 2025, company matching contributions for 2013 through 2025 and notional investment earnings through 2025.
Set forth below are the amounts reported in the aggregate balance that were previously reported in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table for fiscal years 2013 through 2024, in the aggregate:

Name	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)
Liren Chen	1,033,323	3,819,357	3,102,348
Richard J. Brezski	428,112	19,500	142,163
Julia C. Mattis	—	—	—
Rajesh Pankaj	—	—	—
Joshua D. Schmidt	—	—	—
Eeva K. Hakoranta	—	—	—
The deferred compensation plan was implemented in 2013. Therefore, there are no amounts included that were reported as compensation to any NEO prior to 2013.
Potential Payments upon Termination or Change in Control
InterDigital, Inc. Executive Severance and Change in Control Policy
As discussed above in “Compensation Discussion and Analysis,” all NEOs except for Ms. Hakoranta are eligible for benefits pursuant to the Executive Severance Policy, which provides for severance pay and benefits, among other things, in certain events of termination of employment, as described below. Ms. Hakoranta’s severance arrangements, in compliance with local law, are set forth in her employment agreement, which provides similar payments and benefits. Ms. Hakoranta separated from the Company in 2025, and her actual separation payments and benefits are described below, see "Payments upon termination without cause for Eeva Hakoranta."
In 2025, we amended and restated our Executive Severance Policy to require execution of an Executive Mutual Agreement for Individual Arbitration in order to be eligible for benefits under such plan. Our policy continues to require both a Change in Control and a qualified termination in order to receive any change in control benefits (“double-trigger”) and does not provide for any excise tax gross-ups.
Pursuant to the terms of the Executive Severance Policy, in the event of a termination other than for Cause, death or disability, and provided the NEO executes a separation agreement in a form acceptable to the company (which may include, among other things, a broad release of all claims against the company, a non-disparagement, a non-solicitation and other standard restrictive covenant provisions) (a “Separation Agreement”), the NEO would be entitled to receive: (i) severance in an amount equal to one and a half times base salary then in effect (or, in the case of our CEO two times his base salary then in effect) paid over a period of 18 months; (ii) health coverage on terms and conditions comparable to those most recently provided for the period of one year (or, in the case of our CEO, 18 months) commencing upon the date of termination; (iii) outplacement services in an amount not to exceed $10,000, paid by the company directly to the entity providing such services and (iv) pro-rata vesting of outstanding equity awards pursuant to the terms of the applicable award agreements.

If the company terminates an NEO other than for Cause or such NEO terminates employment with us for Good Reason, in each case within one year (in the case of our CEO, two years) following a Change in Control of the company and provided that he or she executes a Separation Agreement, pursuant to the terms of the Executive Severance Policy, the NEO would be, entitled to (i) severance in an amount equal to two times base salary then in effect plus one times the target bonus under the STIP then in effect (in the case of our CEO, two times the target bonus) and (ii) an amount equal to the cost of continued health coverage on terms and conditions comparable to those most recently provided for the period of 24 months, in each case, paid in a lump sum 60 days after date of termination. Termination for Good Reason means the NEO’s resignation of employment with the company follows the occurrence of one or more of the following, in each case without the NEO’s consent: (i) a material diminution in the NEO’s base salary or in the NEO’s target bonus opportunity under the STIP as in effect for the year in which the termination occurs; (ii) a material diminution in the NEO’s title, authority, duties or responsibilities; (iii) a material failure to comply with payment of the NEO’s compensation; (iv) relocation of the NEO’s primary office more than 50 miles from the NEO’s current office; or (v) any other action or inaction that constitutes a material breach by the company of the Executive Severance Policy or the company’s NDAIA.
Under the Executive Severance Policy, Change in Control has the same meaning as set forth in the company’s 2025 Equity Plan.
The following table summarizes the benefits that become payable to an NEO (other than Ms. Hakoranta) at, or following, retirement, resignation, Change in Control, qualifying termination after Change in Control, termination with Cause, resignation with Good Reason, and termination due to death or disability, including severance payments payable pursuant to the Executive Severance Policy as well as the vesting of outstanding equity awards:

	Resignation/ Retirement(1)	Resignation for Good Reason(2)	Death or Disability	Involuntary Termination w/o Cause(3)	Change in Control (CIC)	Qualified Termination following CIC(4)
Severance/Cash(5)	NA	CEO	NA	per Executive Severance Policy	NA	per Executive Severance Policy
Life, health & other benefits	NA	18 mths COBRA	Life Insurance/ Disability	CEO -18 mths COBRA NEOs - 12 mths COBRA	NA	24 mths COBRA
STIP	NA	NA	NA	NA	NA	100% STIP 200% STIP CEO
Deferred Compensation Plan(6)	As elected by Employee		Immediate lump sum payment	As elected by Employee	Immediate lump sum payment	NA
LTCP
Time-based RSUs(7)	Forfeit unvested awards		Pro-rata vesting		Awards must be assumed/ substituted by successor or vest in full	Vest in Full
PSUs(8)	Forfeit unvested awards		Pro-rata vesting of performance-based equity that is in its last year of the applicable performance period		Awards must be assumed/ substituted by successor or vest in full	Greater of Target or actual performance(9)
Performance-based options(8)	Forfeit unvested awards		Pro-rata vesting of performance-based equity that is in its last year of the applicable performance period		Awards must be assumed/ substituted by successor or vest in full	Greater of Target or actual performance(9)
(1) The retirement of an NEO would trigger the distribution of such NEO’s deferred amounts under the deferred compensation plan, if applicable, in accordance with his or her applicable distribution elections.
(2) If Mr. Chen resigns for Good Reason (outside a Change in Control period), as defined in the Chen Offer Letter, he is eligible for severance and benefits per the Executive Severance Policy and is also eligible for accelerated vesting pursuant to the terms of his equity award agreements.
(3) Pursuant to the terms of the Chen Offer Letter and as applicable to the Executive Severance Policy, “Cause” is defined as follows: (i) acts or omissions constituting gross negligence, recklessness or willful misconduct with respect to Mr. Chen’s obligations to the company, in each case which results in material harm to the business or reputation of the company; (ii) willful and material breach of his Nondisclosure and Assignment of Ideas Agreement (“NDAIA”); (iii) a conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, any felony, or any crime of moral turpitude; or (iv) the willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors.

(4) Qualified Termination following Change in Control occurs if terminated without Cause or for Good Reason within 24 months post Change in Control for Mr. Chen or within 12 months post Change in Control for other NEOs. Under the Executive Severance Policy, Change in Control has the same meaning as set forth in the company’s Equity Plan. Termination for Good Reason means the NEO’s resignation of employment with the company follows the occurrence of one or more of the following, in each case without the NEO’s consent: (i) a material diminution in the NEO’s base salary or in the NEO’s target bonus opportunity under the STIP as in effect for the year in which the termination occurs; (ii) a material diminution in the NEO’s title, authority, duties or responsibilities; (iii) a material failure to comply with payment of the NEO’s compensation; (iv) relocation of the NEO’s primary office more than 50 miles from the NEO’s current office; or (v) any other action or inaction that constitutes a material breach by the company of the Executive Severance Policy or the company’s NDAIA.
(5) For a Qualified Termination of Mr. Chen, 200% of base salary and for the other NEOs, 150% of base salary.
(6) See “Aggregate Balance at Last FYE” column in “Nonqualified Deferred Compensation Table” for amounts payable for all NEOs. If an NEO’s employment terminates with the company for any reason, the NEO would receive a distribution of deferred amounts under the deferred compensation plan, including the vested portion of any company matching or discretionary contributions, in accordance with the NEO’s applicable distribution elections. However, in the event of a termination due to death, the NEO's beneficiary would receive the balance of deferred compensation account in a lump sum as soon as administratively practicable. In the event the NEO is involuntarily terminated by the company for Cause, the NEO would receive the balance of the deferred compensation account in a lump sum within 90 days of the date of termination. In the event of a Change in Control, as defined by the deferred compensation plan, the NEO would receive a distribution of the account balance in a lump sum as soon as administratively practicable, but in no event later than 30 days from the effective date of the Change in Control.
(7) If an NEO’s employment terminates due to death or disability or the NEO is terminated by the company without Cause, the NEO would be entitled to pro-rata vesting of all time-based RSUs. The pro-rata portion of each grant is determined by multiplying the total number of RSUs by a fraction equal to the number of days during the period beginning on the grant date or most recent vest date and ending on the original vesting date (“Restricted Period”) for which the NEO was employed by the total number of days during the Restricted Period. In the event of termination without Cause, the prorated vesting is conditioned upon the NEO’s execution of a release of claims in favor of the company within 60 days following termination of employment.
(8) If an NEO’s employment is terminated by the company without Cause or by reason of the NEO’s death or disability during the last year of a Performance Period for performance-based RSUs or performance-based options, the performance-based RSUs or options will vest as to a prorated portion (based on the number of days the NEO was employed during the applicable performance period) of the number of RSUs or options that would have otherwise vested according to actual performance during the performance period. In the event of termination without Cause, the prorated vesting is conditioned upon the NEO’s execution of a release of claims in favor of the company within 60 days following termination of employment.
(9) Outstanding performance-based equity awards provide for vesting at the greater of target or actual performance in the event of termination following a Change in Control.
Post-Termination Obligations
Each of the NEOs is bound by certain confidentiality obligations, which extend indefinitely. In addition, each of the NEOs is bound by certain covenants protecting our right, title and interest in and to certain intellectual property that either has been or is being developed or created in whole or in part by the NEO.
Taxes
In the event that the payments made to an NEO upon termination constitute “parachute payments” pursuant to Section 280G of the Code, the Executive Severance Policy provides that the payments will be either (i) reduced to such lesser amount that would result in no amount being subject to excise tax or (ii) made in full, whichever produces the larger after-tax net benefit to the NEO. The Executive Severance Policy does not provide for an excise tax “gross-up.”
Payments upon Termination without cause - Eeva Hakoranta
Ms. Hakoranta’s severance arrangements, in compliance with local law, are set forth in her employment agreement, which provides similar payments and benefits as the Executive Severance Policy. Pursuant to the terms of her employment agreement, as a result of Ms. Hakoranta's separation from InterDigital, she was entitled to and did receive (i) severance in an amount equal to eighteen (18) months of base salary; (ii) a pro-rated portion of the 2025 annual incentive bonus at actual corporate performance; (iii) outplacement services; and (iv) pro-rata vesting of outstanding equity awards pursuant to the terms of the applicable award agreement. See "Summary Compensation Table".

Potential Payments upon Termination or Change in Control
The following table reflects the potential payments and benefits that would be provided to each NEO upon: (i) Resignation or Retirement; (ii) resignation by Mr. Chen for Good Reason unrelated to a Change in Control; (iii) termination due to disability or death; (iv) termination without Cause; (v) Change in Control of the company without a termination; and (vi) termination by the company without Cause or by Mr. Chen within two years of a Change in Control or by an NEO for Good Reason within one year of a Change in Control of the company.
The amounts shown assume that the termination (or the Change in Control in the case of (v)) was effective as of December 31, 2025, and the price per share used to calculate the value of the company’s stock awards was $318.38, the per share closing market price of our common stock on December 31, 2025. The amounts reflected are estimates of the amounts that would have been paid to the NEOs upon their termination pursuant to existing terms in place on December 31, 2025. In addition, note that the tables below do not take into account the cutback provision described above under “Termination Scenarios - Taxes.” As a result, the actual amounts paid could be lower than what is presented. The actual amounts to be paid can be determined only at the time the events described above actually occur.

	Voluntary Termination / Retirement	Resignation for Good Reason	Termination w/o Cause	Death or Disability		Change in Control (w/o Termination)	Change in Control (termination or resignation for Good Reason)
Liren Chen
Severance (1)	—	1,520,000	1,520,000	—		—	1,520,000
STIP (2)	—	—	—	—		—	1,900,000
Life, Health & Other Benefits (3)(4)	—	41,661	41,661	750,000 / 20,000		—	55,548
LTCP (5)(6)	—	46,554,219	46,554,219	46,554,219		—	116,043,781
Deferred Compensation Plan (7)	11,927,185	11,927,185	11,927,185	11,927,185		11,927,185	11,927,185
Richard Brezski
Severance (8)	—	—	712,500	—		—	950,000
STIP (2)	—	—	—	—		—	356,250
Life, Health & Other Benefits (3)(4)	—	—	27,774	712,500 / 20,000		—	55,548
LTCP (5) (6)	—	—	8,683,802	8,683,802		—	16,813,419
Deferred Compensation Plan (7)	820,972	820,972	820,972	820,972		820,972	820,972
Julia C. Mattis
Severance (8)		—	600,000	—	—	—	800,000
STIP (2)	—	—	—	—		—	240,000
Life, Health & Other Benefits (3)(4)	—	—	30,885	600,000 / 20,000		—	61,769
LTCP (5)(6)	—	—	1,487,568	1,487,568		—	4,506,237
Deferred Compensation Plan	—	—	—	—		—	—
Rajesh Pankaj
Severance (8)	—	—	735,000	—		—	980,000
STIP (2)	—	—	—	—		—	367,500
Life, Health & Other Benefits (3)(4)	—	—	24,496	735,000 / 20,000		—	48,993
LTCP (5)(6)	—	—	8,807,552	8,807,552		—	22,313,736
Deferred Compensation Plan (7)	32,159	32,159	32,159	32,159		32,159	32,159
Joshua D. Schmidt
Severance (8)	—	—	645,000	—		—	860,000
STIP (2)	—	—	—	—		—	322,500
Life, Health & Other Benefits (3)(4)	—	—	9,209	645,000 / 20,000		—	18,419
LTCP (5)(6)	—	—	5,857,450	5,857,450		—	14,734,560
Deferred Compensation Plan (7)	212,902	212,902	212,902	212,902		212,902	212,902
(1) The amount represents a cash severance payment equal to 200% of Mr. Chen’s base salary in the case of resignation for Good Reason or termination without Cause at any time or within twenty-four months of a Change in Control, both per the Terms of the Executive Severance Policy.
(2) The amount represents the NEO’s STIP paid out at target (or in the case of Mr. Chen at 200% of target) for resignation for Good Reason or termination without Cause within 12 months of a Change in Control (or in the case of Mr. Chen, 24 months).
(3) The amount represents the value of health coverage pursuant to COBRA for a period of 18 months after termination (or 24 months after termination following a Change in Control) on terms and conditions comparable to those most recently provided to Mr. Chen as of December 31, 2025, pursuant to the Executive Severance Policy.

(4) The amount represents the payment prescribed under our basic term life insurance program calculated as follows: 1.5 times base salary, up to a maximum of $750,000 and the monthly benefit that would become payable under our executive long term disability plan in the event of termination due to disability on December 31, 2025, calculated as follows: 60% of NEO’s monthly earnings (i.e., pre-tax base salary and annual bonus), up to $10,000, and a supplemental monthly payment of up to $10,000. Monthly benefits would be payable until the earlier of (a) the date NEO ceases to be totally disabled or (b) NEO’s 65th birthday.
(5) This amount represents the value, at December 31, 2025, of the NEO's outstanding performance-based equity granted for the 2021 and 2023 LTCP cycles and time-based RSUs granted for the 2023, 2024 and 2025 LTCP cycles that would vest upon termination after resignation for Good Reason (in the case of Mr. Chen) or due to disability, death or termination by the company without Cause. Pursuant to the terms of the awards, the NEOs would forfeit eligibility to receive any payout of performance-based RSUs or options granted for the 2024 and 2025 LTCP since a termination on December 31, 2025, would not be in the final year of the applicable performance periods. For time-based RSU awards, the amounts were prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. For the performance-based equity awards granted for the 2021 LTCP (the performance period for which ended December 31, 2025), the amount reflects the forfeiture of outstanding performance-based awards based on actual performance. For the 2023 LTCP (the performance period for which ended December 31, 2025), the amount reflects the actual payout of 200% of target for the 2023 LTCP (based on actual performance over the performance period) prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest.
(6) This amount represents the value, at December 31, 2025, of the NEO's unvested time-based RSUs and performance-based equity awards granted for the 2021, 2023, 2024 and 2025 LTCPs that would vest upon termination (by us without Cause or by the NEO for Good Reason) within twelve months (twenty four months for Mr. Chen) following a Change in Control. All performance-based RSU and option awards would be paid out at the greater of target or actual performance. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest.
(7) This amount represents the balance, at December 31, 2025, of the NEOs deferred compensation plan account (including matching contributions), which is payable (a) upon retirement, disability or his voluntary termination of employment with the company for any reason pursuant to the NEO’s deferral elections, (b) upon death, in a lump sum as soon as administratively practicable following his death, (c) upon an involuntary termination by the company, in a lump sum within 90 days of the date of termination and (d) upon a Change in control, in a lump sum as soon as administratively practicable, but in no event later than 30 days from the effective date of the Change in control.
(8) The amount represents cash payments under our Executive Severance Policy equal to 1.5 times an NEO’s base salary for termination without Cause and two times an NEO’s base salary for termination without Cause or resignation for Good Reason within twelve months of a Change in Control.

Pay Versus Performance
In accordance with rules adopted by the SEC, we provide the following disclosure regarding executive “Compensation Actually Paid” or “CAP” (as calculated in accordance with SEC rules) and certain company performance metrics for the fiscal years listed below. You should refer to our CD&A in this proxy statement for a complete description of how executive compensation relates to company performance and how the Human Capital Committee makes its decisions.

							Year-end value of $100 invested on 12/31/2020 in:
Year	Summary Compensation Table Total for Liren Chen(1) $	Summary Compensation Table Total for William Merritt(2) $	Compensation Actually Paid to Liren Chen(1)(3)(4) (5) $	Compensation Actually Paid to William Merritt(2)(3) (4)(5) $	Average Summary Compensation Table Total for Non-CEO NEOs(6) $	Average Compensation Actually Paid to Non-CEO NEOs(3)(4)(5)(6) $	IDCC $	Nasdaq Telecommuni- cations Total Shareholder Return $	Net Income (in millions) $	Adjusted EBITDA (7) (in millions) $	Revenue (in millions) $
2025	7,847,557	—	57,183,740	—	3,217,057	10,504,361	572.81	107.59	406.6	588.9	834.0
2024	7,258,318	—	88,835,965	—	2,599,972	10,931,386	345.10	93.76	358.6	511.0	868.5
2023	4,773,160	—	20,846,309	—	1,951,371	4,854,810	190.63	82.63	214.1	345.2	549.6
2022	4,824,787	—	8,473,818	—	2,660,110	3,432,926	85.24	74.69	93.7	254.5	457.8
2021	10,824,838	1,570,440	19,400,708	(711,223)	1,426,410	2,407,304	120.49	102.14	55.3	208.0	425.4
(1) Liren Chen became CEO of the company on April 5, 2021.
(2) William Merritt served as CEO until his retirement on April 5, 2021.
(3) Deductions from, and additions to, total compensation in the Summary Compensation Table by year to calculate Compensation Actually Paid include:

	2025		2024
	Liren Chen	Average Non-CEO NEOs	Liren Chen	Average Non-CEO NEOs
Total Compensation from Summary Compensation Table	$7,847,557	$3,217,057	$7,258,318	$2,599,972
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(5,333,332)	$(1,965,000)	$(5,000,000)	$(1,500,000)
Year-end fair value of unvested awards granted in the current year	$19,059,392	$3,704,370	$33,316,224	$3,088,567
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$32,337,503	$5,386,267	$37,138,400	$6,302,507
Fair values at vest date for awards granted and vested in current year	$—	$33,783	$—	$—
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$3,272,620	$851,810	$16,123,023	$440,340
Forfeitures during current year equal to prior year-end fair value	$—	$(723,926)	$—	$—
Total Adjustments for Equity Awards	$49,336,183	$7,287,304	$81,577,647	$8,331,414
Compensation Actually Paid (as calculated)	$57,183,740	$10,504,361	$88,835,965	$10,931,386

	2023		2022		2021
	Liren Chen	Average Non-CEO NEOs	Liren Chen	Average Non-CEO NEOs	Liren Chen	William Merritt	Average Non-CEO NEOs
Total Compensation from Summary Compensation Table	$4,773,160	$1,951,371	$4,824,787	$2,660,110	$10,824,838	$1,570,440	$1,426,410
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(3,000,000)	$(1,389,000)	$(2,200,025)	$(1,575,024)	$(5,219,984)	$—	$(637,515)
Year-end fair value of unvested awards granted in the current year	$3,746,424	$1,132,367	$5,249,160	$1,866,893	$7,850,314	$—	$907,588
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$9,099,191	$2,496,089	$783,791	$532,141	$—	$(1,601,770)	$623,362
Fair values at vest date for awards granted and vested in current year	$—	$21,016	$—	$—	$5,945,540	$—	$—
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$6,227,534	$642,967	$(183,895)	$(51,194)	$—	$(679,893)	$87,459
Total Adjustments for Equity Awards	$16,073,149	$2,903,439	$3,649,031	$772,816	$8,575,870	$(2,281,663)	$980,894
Compensation Actually Paid (as calculated)	$20,846,309	$4,854,810	$8,473,818	$3,432,926	$19,400,708	$(711,223)	$2,407,304
(4) The following summarizes the valuation assumptions used for stock option awards included as part of Compensation Actually Paid:
•Expected life of each stock option is based on the “simplified method” using an average of the remaining vest and remaining term, as of the vest/FYE date.
•Strike price is based on each grant date closing price and asset price is based on each vest/FYE closing price.
•Risk free rate is based on the Treasury Constant Maturity rate closest to the remaining expected life as of the vest/FYE date.
•Historical volatility is based on daily price history for each expected life (years) prior to each vest/FYE date. Closing prices provided by S&P Capital IQ are adjusted for dividends and splits.
•Represents annual dividend yield on each vest/FYE date.
(5) Assumptions used in the valuation of equity awards for purposes of calculating Compensation Actually Paid were materially the same as at grant date, except for adjusting for expected performance of performance-based RSUs at each measurement date.

(6) Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:
2025: Richard Brezski; Julia Mattis; Rajesh Pankaj; Joshua Schmidt; Eeva Hakoranta
2024: Richard Brezski; Eeva Hakoranta; Rajesh Pankaj; Joshua Schmidt
2023: Richard Brezski; Eric Cohen, Eeva Hakoranta; Rajesh Pankaj; Joshua Schmidt
2022: Richard Brezski; Eric Cohen; Eeva Hakoranta; Rajesh Pankaj
2021: Richard Brezski; Eric Cohen; Eeva Hakoranta; Henry Tirri

(7) Adjusted EBITDA is a non-GAAP financial measure. See Appendix A for an explanation of this metric and a detailed reconciliation to the most directly comparable GAAP measure.
Most Important Performance Measures
In our assessment, the most important performance measures used to link CAP (as calculated in accordance with the SEC rules) to company performance are listed below. The role of each of these performance measures in our executive compensation program is discussed in the CD&A.
•Adjusted EBITDA
•Revenue
Descriptions of the Information Presented in the Pay Versus Performance Table
The illustrations below compare CAP (as calculated in accordance with the SEC rules) and the following measures:
•the company’s cumulative TSR and the Nasdaq Telecommunications Index’s cumulative TSR
•the company’s net income
•the company’s adjusted EBITDA
•the company’s revenue

CAP vs. TSR
Compensation Actually Paid
Total Shareholder Return
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
$700
$600
$500
$400
$300
$200
$100
$0
2021
2022
2023
2024
2025
PEO CAP
NEO CAP
Company TSR
Peer Group TSR

CAP vs. Net Income
Compensation Actually Paid
Net Income (dollars in millions)
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
2021
2022
2023
2024
2025
PEO CAP
NEO CAP
Net Income

CAP vs. Revenue
Compensation Actually Paid
Revenue (dollars in millions)
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
2021
2022
2023
2024
2025
PEO CAP
NEO CAP
Revenue

Chief Executive Officer Pay Ratio
We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform. The Human Capital Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. The Human Capital Committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2025 to that of the median of all other employees for that same period.
Our CEO's total 2025 compensation, as set forth in the Summary Compensation Table above, was $7,847,224. The median employee was identified as of December 31, 2025, in accordance with the methodology described below. The median employee's total 2025 compensation was approximately $196,550, making our CEO's pay in 2025 approximately 40 times the pay of our median employee.
The pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The median employee was identified as of December 31, 2025 by determining the compensation for each employee using the following consistently applied compensation measures:
•Annual Salary for fiscal year;
•Annual incentive bonus target (i.e., STIP award); and
•Grant date fair value of equity awards granted during fiscal year.
Our calculation includes all employees our global workforce, including in the United States, Belgium, Canada, China, Finland, France and United Kingdom, as of December 31, 2025. We applied U.S. exchange rates to the compensation elements paid in non-U.S. dollars. We did not make any cost of living adjustments with respect to compensation.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes the company’s equity compensation plan information relating to the common stock authorized for issuance under the company’s equity compensation plans as of December 31, 2025:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))(2)
Equity compensation plans approved by InterDigital shareholders	1,806,393	$86.77	3,892,301
Equity compensation plans not approved by InterDigital shareholders(3)	—	—	—
Total	1,806,393	$86.77	3,892,301
(1) Column (a) includes 422,579 shares of common stock underlying outstanding time-based RSU awards, 452,760 shares of common stock underlying outstanding performance-based RSU awards, 907,891 shares of common stock underlying outstanding stock options, and 23,163 dividend equivalents credited in respect of unvested RSU awards. Unvested performance-based RSUs and performance-based stock options assume a maximum payout of 200% of target. Because there is no exercise price associated with RSUs, these awards are not included in the weighted-average exercise price calculation presented in column (b). Dividend equivalents are paid in shares of common stock at the time, and only to the extent, that the related RSU awards vest.
(2) On June 11, 2025, the company's shareholders adopted and approved the 2025 Equity Incentive Plan ("2025 Plan"). Subject to the adjustment provisions contained in the 2025 Plan, as of the effective date of the 2025 Plan, the maximum number of shares available for issuance under the 2025 Plan was equal to 3,700,000 shares of common stock. Upon adoption of the 2025 Plan by shareholders, the 2017 Equity Incentive Plan ("2017 Plan") was terminated and no new awards are granted under the 2017 Plan after June 11, 2025. The 2025 Plan, like the 2017 Plan, provides for grants of stock options, stock appreciation rights, restricted stock and RSUs, performance units, performance shares and incentive cash bonuses. Amounts reported relate to securities available for future issuance under the 2025 Plan.
(3) The company does not have any awards outstanding or shares remaining available for grant under equity compensation plans not approved by its shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
How many shares of the company’s common stock do the directors, director nominees, executive officers and certain significant shareholders own?
The following table sets forth information regarding the beneficial ownership of the 25,872,763 shares of our common stock outstanding as of March 31, 2026, except as otherwise indicated below, by each person who is known to us, based upon filings with the SEC, to beneficially own more than 5% of our common stock, as well as by each director, each director nominee and each NEO, and all directors and executive officers as of the date of this proxy statement as a group. Except as otherwise indicated below and subject to the interests of spouses of the named beneficial owners, each named beneficial owner has sole voting and sole investment power with respect to the stock listed. None of the shares reported are currently pledged as security for any outstanding loan or indebtedness. If a shareholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of March 31, 2026, pursuant to SEC rules, we treat the common stock underlying those securities as beneficially owned by that shareholder, and as outstanding shares when we calculate that shareholder’s percentage ownership of our common stock. However, pursuant to SEC rules, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other shareholder.

	Common Stock
Name	Shares	Percent of Class
Directors and Director Nominees:
Derek Aberle	6,192	*
Samir Armaly	3,128	*
Joan H. Gillman	19,204	*
S. Douglas Hutcheson	18,077	*
John A. Kritzmacher	14,725	*
John D. Markley, Jr.	7,872	*
Jean F. Rankin	27,353	*
Named Executive Officers:
Richard J. Brezski(1)	69,951	*
Liren Chen(2)	664,087	2.5%
Eeva K. Hakoranta(3)	9,404	*
Julia C. Mattis	4,353	*
Rajesh Pankaj	59,312	*
Joshua D. Schmidt	20,075	*
All directors, director nominees and executive officers as a group (12 persons)(4)	914,329	3.5%
Greater Than 5% Shareholders:
BlackRock, Inc.(5)	4,114,185	15.9%
50 Hudson Yards New York, New York 10001
T. Rowe Price Associates, Inc. (6)	2,222,203	8.6%
1307 Point Street Baltimore, Maryland 21231
* Represents less than 1% of our outstanding common stock.
(1) Includes 1,958 shares of common stock beneficially owned by Mr. Brezski through participation in the 401(k) Plan, as of the most recently published account statement provided by the plan administrator.

(2) Includes 514,889 shares of common stock that Mr. Chen has the right to acquire through the exercise of stock options. In addition to serving as our CEO, Mr. Chen is a current member of the board of directors and a director nominee.
(3) Ms. Hakoranta was not an executive officer of the company as of March 31, 2026, but is an NEO for purposes of this proxy statement.
(4) Includes: 514,889 shares of common stock that all directors, director nominees and executive officers as a group have the right to acquire through the exercise of stock options and 1,958 shares of common stock beneficially owned by all directors, director nominees and executive officers as a group through participation in the 401(k) Plan.
(5) Based on information contained in the Schedule 13G/A filed on April 30, 2025 by BlackRock, Inc. With respect to the shares beneficially owned, BlackRock, Inc. reported that it has sole voting power with respect to 4,081,165 shares and sole dispositive power with respect to 4,114,185 shares.
(6) Based on information contained in the Schedule 13G/A filed on February 17, 2026 by T. Rowe Price Associates, Inc. With respect to the shares beneficially owned, T. Rowe Price Associates, Inc. reported that it has sole voting power with respect to 2,208,357 shares and sole dispositive power with respect to 2,222,111 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Person Transaction Procedures
The company has a written statement of policy with respect to related person transactions that is administered by the Audit Committee. Under the policy, a “Related Person Transaction” means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between the company (including any of its subsidiaries) and a Related Person, in which the Related Person had, has or will have a direct or indirect interest. A “Related Person” includes any of our executive officers, directors or director nominees, any shareholder owning in excess of 5% of our common stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Related Person Transactions do not include certain transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder along with all other shareholders, transactions involving competitive bids, transactions involving certain bank-related services or certain other immaterial transactions.
Pursuant to the policy, a Related Person Transaction may be consummated or may continue only if:
•The Audit Committee approves or ratifies the transaction in accordance with the terms of the policy; or
•The chair of the Audit Committee, pursuant to authority delegated to the chair by the Audit Committee, pre-approves or ratifies the transaction and the amount involved in the transaction is less than $100,000, provided that, for the Related Person Transaction to continue, it must be approved by the Audit Committee at its next regularly scheduled meeting.
It is the company’s policy to enter into or ratify Related Person Transactions only when the Audit Committee determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the company, including but not limited to situations where the company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or where the company provides products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.
In determining whether to approve or ratify a Related Person Transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.
Transaction Involving Related Persons
Indemnification of Directors and Officers; Director Indemnity Agreements
We have Indemnification Agreements with certain of our directors and officers. Each Indemnification Agreement provides, among other things, that the company will, to the extent permitted by applicable law, indemnify each indemnitee if, by reason of such indemnitee’s status as a director or officer of the company, such indemnitee was, is or is threatened to be made a party to any proceeding, whether of a civil, criminal, arbitrational, administrative or investigative nature, against all expenses related thereto, including judgments, fines, penalties, excise taxes, interest and amounts paid in settlement and incurred by such indemnitee in connection with such proceeding, including attorneys’ fees. In addition, each of the Indemnification Agreements provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. None of the Indemnification Agreements precludes any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under our governing documents, any agreement, board action or applicable law.

DELINQUENT SECTION 16(A) REPORTS
Based solely upon a review of filings with the SEC furnished to us and written representations that no other reports were required, we believe that, during and with respect to 2025, all of our directors and officers timely filed all reports required by Section 16(a), except for one Form 4 that was inadvertently filed late. The late Form 4 was filed on January 7, 2026 to report a grant of restricted stock units made to Ms. Mattis on December 15, 2025 pursuant to the company’s 2025 Equity Incentive Plan in accordance with the company’s long-term compensation program.

OTHER MATTERS
How may shareholders make proposals or director nominations for the 2027 annual meeting?
Shareholders interested in submitting a proposal for inclusion in our proxy statement for the 2027 annual meeting may do so by submitting the proposal in writing to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727. To be eligible for inclusion in our proxy statement for the 2027 annual meeting, shareholder proposals must be received no later than December 25, 2026, and they must comply with all applicable SEC requirements. The submission of a shareholder proposal does not guarantee that it will be included in our proxy statement.
Our bylaws also establish an advance notice procedure with regard to nominations of persons for election to the Board and shareholder proposals that are not submitted for inclusion in the proxy statement but that a shareholder instead wishes to present directly at an annual meeting. Shareholder proposals and nominations may not be brought before the 2027 annual meeting unless, among other things, the shareholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in our bylaws, and we receive the shareholder’s submission no earlier than February 10, 2027, and no later than March 12, 2027. However, if the date of our 2027 annual meeting is more than 30 days before or more than 60 days after the anniversary of our 2026 annual meeting, the submission and the required information must be received by us no earlier than the 120th day prior to the 2027 annual meeting and no later than the later of the 90th day prior to the annual meeting or, if later, the 10th day following the day on which we first publicly announce the date of the 2027 annual meeting. Proposals or nominations that do not comply with the advance notice requirements in our bylaws will not be entertained at the 2027 annual meeting. A copy of the bylaws may be obtained on the Investor Relations page of our corporate website or by writing to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727.
Who pays for the proxy solicitation costs?
We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the proxy card and any additional materials furnished to shareholders. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Our directors, officers or regular employees may supplement solicitation of proxies by mail through the use of one or more of the following methods: telephone, email, telegram, facsimile or personal solicitation. No additional compensation will be paid for such services.
What is “householding” of proxy materials, and can it save the company money?
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for registered shareholders, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate Notice or annual report and proxy statement, please notify us by calling (302) 281-3600 or by sending a written request to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727, and we will promptly deliver a separate copy of our Notice or annual report and proxy statement, as applicable. If you hold your shares in street name and are receiving multiple copies of the Notice or annual report and proxy statement and wish to receive only one, please notify your broker.

How can I receive the annual report?
We will provide to any shareholder, without charge, a copy of our 2025 annual report on Form 10-K upon written request to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727. Our 2025 annual report and this proxy statement are also available online at http://ir.interdigital.com/FinancialDocs.
Will there be any other business conducted at the annual meeting?
As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the annual meeting for action by shareholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

APPENDIX A
Adjusted EBITDA and Adjusted EBITDA margin are supplemental non-GAAP financial measures that InterDigital believes provide investors with important insight into the Company's ongoing business performance. InterDigital defines Adjusted EBITDA as net income attributable to InterDigital Inc. plus net loss attributable to non-controlling interest, income tax (provision) benefit, other income (expense) & interest expense, depreciation and amortization, share-based compensation, and other items. Other items include restructuring costs, impairment charges and other non-recurring items. Adjusted EBITDA margin is Adjusted EBITDA over total revenue. These non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The presentation of these financial measures, which are not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided below.

	2021	2022	2023	2024	2025
Net income attributable to InterDigital, Inc.	$55,295	$93,693	$214,069	$358,614	$406,644
Net loss attributable to non-controlling interest	(13,107)	(1,632)	(3,016)	—	—
Income tax provision	15,368	25,502	23,557	70,802	62,788
Other income (expense), net & interest expense	13,650	32,953	(12,995)	10,096	(8,579)
Depreciation and amortization	78,193	78,571	77,792	69,913	77,531
Share-based compensation	28,736	22,127	35,741	45,966	43,156
Other items(a)	29,877	3,280	10,037	(4,361)	7,376
Adjusted EBITDA	$208,012	$254,494	$345,185	$551,030	$588,916
Adjusted EBITDA Margin	49%	56%	63%	63%	71%
(a) Other items in the above table includes litigation fee reimbursements, impairments, restructuring costs, transactional costs and other non-recurring items.
Pro Forma EBITDA is a supplemental non-GAAP financial measure that InterDigital uses for compensation purposes as described in this proxy statement. InterDigital defines Pro Forma EBITDA as total revenues minus operating expenses plus depreciation and amortization, intellectual property enforcement costs, share-based compensation, and other items. Other items include restructuring costs, impairment charges and other non-recurring items, as further described below. This non-GAAP financial measure may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. A detailed reconciliation of Pro Forma EBITDA to the most directly comparable GAAP financial measure is provided below.

	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025
Total Revenues	$128,679	$252,802	$210,507	$300,596	$164,682	$158,230
Operating expenses	(89,337)	(90,276)	(78,675)	(95,169)	(88,874)	(110,444)
Depreciation and amortization	17,549	17,748	18,213	19,465	19,804	20,049
Intellectual property enforcement costs	12,867	8,215	6,978	11,963	10,487	19,442
Share-based compensation	9,081	17,844	9,498	11,836	9,301	12,521
Other items	—	—	—	—	—	6,514
Pro Forma EBITDA	$78,839	$206,333	$166,521	$248,691	$115,400	$106,312
A-1

	Q1 2023	Q2 2023	Q3 2023	Q4 2023	Q1 2024	Q2 2024
Total Revenues	$202,373	$101,591	$140,106	$105,518	$263,542	$223,493
Operating expenses	(83,112)	(78,215)	(86,453)	(80,193)	(159,804)	(89,587)
Depreciation and amortization	19,526	19,645	19,527	19,094	17,240	17,376
Intellectual property enforcement costs	13,853	9,433	13,226	12,277	19,744	15,345
Share-based compensation	7,790	8,740	10,335	8,876	9,386	9,655
Other items	2,500	—	—	—	—	—
Pro Forma EBITDA	$162,930	$61,194	$96,741	$65,572	$150,108	$176,282
Non-GAAP net income, Non-GAAP EPS, and Non-GAAP weighted-average diluted shares are supplemental non-GAAP financial measures that InterDigital believes provides investors with important insight into the Company's ongoing business performance. InterDigital defines Non-GAAP net income as net income attributable to InterDigital, Inc. plus share-based compensation, acquisition related amortization, depreciation and amortization, restructuring costs, impairment charges and one-time adjustments, losses on extinguishments of long-term debt, the related income tax effect of the preceding items, and adjustments to income taxes. Non-GAAP EPS is defined as Non-GAAP net income divided by Non-GAAP weighted average diluted shares, which adjusts the weighted-average number of common shares outstanding for the dilutive effect of the Company's convertible notes, offset by our hedging arrangements. InterDigital’s computation of these non-GAAP financial measures might not be comparable to similarly named measures reported by other companies. The presentation of these financial measures, which are not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of each of these metrics to its most directly comparable GAAP financial measure is provided below.

	2021	2022	2023	2024	2025
Net income attributable to InterDigital, Inc.	$55,295	$93,693	$214,069	$358,614	$406,644
Share-based compensation	28,736	22,127	35,741	45,966	43,156
Acquisition related amortization	41,696	42,506	40,937	33,372	35,680
Other operating items(a)	29,877	3,280	10,037	(4,361)	7,376
Other non-operating items(b)	(10,900)	12,529	(14,115)	(1,989)	—
Related income tax and noncontrolling interest effect of above items	(25,465)	(16,892)	(16,496)	(15,327)	(18,105)
Adjustments to income taxes	(2,400)	(2,407)	(15,776)	(7,337)	(9,669)
Non-GAAP net income	$116,839	$154,836	$254,397	$408,938	$465,082

Weighted average dilutive shares - GAAP	31,253	30,485	28,102	29,711	34,474
Less: Dilutive impact of the Convertible Notes	—	—	538	2,393	4,103
Weighted average dilutive shares - Non-GAAP	31,253	30,485	27,564	27,318	30,371

Diluted EPS	$1.77	$3.07	$7.62	$12.07	$11.80
Non-GAAP EPS	$3.73	$5.08	$9.23	$14.97	$15.31
(a) Other operating items in the above table includes litigation fee reimbursements, impairments, restructuring costs, transactional costs and other non-recurring items.
(b) Other non-operating items in the above table includes net gains from observable price changes of our long-term strategic investments, losses on the extinguishment of debt, pension and debt revaluations, and other non-recurring non-operating items.
A-2

APPENDIX B

Section 7.2    Limitation on Directors' and Officers' Personal Liability.

a. To the fullest extent permitted under Section 1713 and 1735, as applicable, of the Pennsylvania BCL, and, except as provided in subsection 7.2(e), as such law may be amended from time to time, a director or officer of this Corporation shall not be personally liable for monetary damages as a result of any action or failure to act unless both: (1) the director or officer has breached or failed to perform the duties of his office under Subchapter B or C, as applicable, of Chapter 17 of the Pennsylvania BCL; and (2) the breach or failure to perform constitutes self dealing, willful misconduct or recklessness.

b. The provisions of this Section 7.2 shall not apply to: (1) the responsibility or liability of a director or officer pursuant to any criminal statute: or (2) the liability of a director or officer for the payment of taxes pursuant to local, state or federal law.

c. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of guilty or nolo contendere, or its equivalent, shall not, of itself, create a presumption that the director or officer breached or failed to perform the duties of his office under Subchapter B or C, as applicable, of Chapter 17 of the Pennsylvania BCL and that the breach or failure to perform constituted self dealing, willful misconduct or recklessness.

d. Notwithstanding the date of adoption of this Section 7.2 or any revisions thereto, the provisions of Section 7.2 shall apply to any action filed or breaches of performance of duty or any failure of performance of duty by any director on or after January 27, 1987.

e. No amendment to or repeal of this Section 7.2 or Section 1713 or 1735 of the Pennsylvania BCL, as applicable, shall reduce the limitation on directors’ or officers’ personal liability for or with respect to any events, acts or omissions of such director or officer occurring prior to such amendment or repeal, including, without limitation, the limitation on personal liability with respect to any Proceedings commenced after such repeal or modification based in whole or in part upon any such event, act or omission.
B-1

interdigital

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 9, 2026 for shares held directly and by 11:59 P.M. Eastern Time on June 7, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IDCC2026**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 9, 2026 for shares held directly and by 11:59 P.M. Eastern Time on June 7, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V89559-P49053 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

INTERDIGITAL, INC.

The Board of Directors recommends you vote FOR the election of each of the following nominees:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Derek K. Aberle	☐	☐	☐
1b. Samir Armaly	☐	☐	☐
1c. Lawrence (Liren) Chen	☐	☐	☐
1d. Joan H. Gillman	☐	☐	☐
1e. S. Douglas Hutcheson	☐	☐	☐
1f. John A. Kritzmacher	☐	☐	☐
1g. John D. Markley, Jr.	☐	☐	☐
1h. Jean F. Rankin	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	For	Against	Abstain
2. Approval of bylaws amendment to allow for officer exculpation as permitted by Pennsylvania law.	☐	☐	☐
3. Advisory resolution to approve executive compensation.	☐	☐	☐
4. Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of InterDigital, Inc. for the year ending December 31, 2026.	☐	☐	☐

NOTE: THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE 2026 ANNUAL MEETING OF SHAREHOLDERS, THE PROXY STATEMENT AND THE 2025 ANNUAL REPORT.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

INTERDIGITAL, INC.
2026 Annual Meeting of Shareholders

June 10, 2026
2:00 P.M. Eastern Time

V89560-P49053

INTERDIGITAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of InterDigital, Inc., a Pennsylvania corporation, revoking all previous proxies, hereby appoints Richard J. Brezski and Joshua D. Schmidt, and each of them acting individually, with full power of substitution, as the proxies of the undersigned to vote, as indicated on the reverse side of this proxy card and in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof, and to vote in accordance with the recommendations of the Board of Directors on all matters as to which a choice is not specified by the undersigned shareholder, all shares that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of InterDigital, Inc. to be held on Wednesday, June 10, 2026, at 2:00 P.M. Eastern Time via the Internet at www.virtualshareholdermeeting.com/IDCC2026, and at any adjournment or postponement thereof.

Record holders who attend the virtual Annual Meeting may vote via the Internet during the meeting; such vote will supersede this proxy. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side